UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
GLOBAL INDEMNITY GROUP, LLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

GLOBAL INDEMNITY GROUP, LLC

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 12, 2024

TIME	12:00 P.M. (Eastern Time) on Wednesday, June 12, 2024.

PLACE

Virtual meeting via a live webcast. You will not be able to attend the Annual Meeting in person. In order to participate, you must register at https://register.proxypush.com/ GBLI by June 10, 2024 by using the control number found on your proxy card or voting instruction form. Beneficial holders should contact their broker for this information. Registered shareholders will be provided a link to the 2024 Annual Meeting an hour prior to the start of the meeting.

ITEMS OF BUSINESS

(1)   To elect Seth J. Gersch to the Board of Directors of Global Indemnity Group, LLC to serve a one-year term until the 2025 annual meeting of stockholders.

(2)   To ratify the appointment of Global Indemnity Group, LLC’s independent registered public accounting firm for our fiscal year ended December 31, 2024.

(3)   To transact such other business as may properly be brought before the 2024 Annual Meeting or any adjournments or postponements thereof.

The foregoing items, including the votes required in respect of each item, are more fully described and the full text of the proposals as set forth in the proxy statement accompanying this Notice of Annual Meeting of Shareholders.

RECORD DATE

The Board of Directors has fixed the close of business (Eastern Time) on April 15, 2024 as the record date for the 2024 Annual Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the 2024 Annual Meeting or any adjournment or postponement thereof.

VOTING BY PROXY

You may vote your shares in person or by mail, by completing, signing and returning the enclosed proxy card by mail. For shares held through a bank, broker or other nominee, you may vote by submitting voting instructions to your bank, broker or other nominee.

By order of the Board of Directors

STEPHEN W. RIES

Secretary

Head of Investor Relations

April 30, 2024

112 S. French Street, Suite 105

Wilmington, DE 19801

YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. THE PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. YOU MAY REVOKE A PREVIOUSLY DELIVERED PROXY AT ANY TIME PRIOR TO THE 2024 ANNUAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY.

i

GLOBAL INDEMNITY GROUP, LLC

112 S. French Street

Suite 105

Wilmington, DE 19801 www.gbli.com

(610) 664-1500

PROXY STATEMENT

The 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Global Indemnity Group, LLC will be held virtually, via a live webcast, at 12:00 P.M. Eastern on June 12, 2024. On or about April 30, 2024, we mailed you a proxy card, the proxy statement for the Annual Meeting (the “Proxy Statement”), and our Annual Report on Form 10-K for the year ended December 31, 2023 (the “10-K”) (collectively, the “Proxy Materials”).

Our Board of Directors (the “Board”) has fixed the close of business on April 15, 2024 as the record date for the Annual Meeting. All shareholders of record at that time are entitled to notice of and are entitled to vote in person or by proxy at the Annual Meeting and any adjournments or postponements thereof.

COMPANY INFORMATION

Global Indemnity Group, LLC, a Delaware limited liability company formed on June 23, 2020, replaced Global Indemnity Limited, a Cayman Islands exempted company limited by shares, as the ultimate parent company of the Global Indemnity group of companies as a result of a redomestication transaction completed on August 28, 2020 (the “Redomestication”). The Class A Common Shares of Global Indemnity Group, LLC are traded on the New York Stock Exchange (“NYSE”) under the symbol “GBLI.” Our predecessor companies have been publicly traded since 2003. Our website is www.gbli.com. Information on our website is not incorporated into this Proxy Statement.

References in this Proxy Statement to “Global Indemnity,” “GBLI,” “Company,” “we,” “us” and “our” refer to Global Indemnity Group, LLC and our consolidated subsidiaries unless the context requires otherwise or, prior to August 28, 2020, to Global Indemnity Limited.

VOTING AND REVOCABILITY OF PROXIES

If, at the close of business on April 15, 2024, you were a shareholder of record, you may vote your shares by proxy either by mail or by participating in the Annual Meeting, or any adjournments or postponements thereof. For shares held through a bank, broker or other nominee, you may vote by following the instructions provided by your bank, broker or nominee to submit voting instructions to your bank, broker or other nominee. You may revoke your proxy or proxies at the times and in the manners described below.

If you are a shareholder of record or hold shares through a bank, broker or other nominee and are voting by proxy, in order to be counted your mailed proxy card must be received by 11:59 p.m. (Eastern Time) on June 10, 2024.

To Vote By Proxy:

For Shareholders of Record, By Mail:

When you receive the proxy card, mark your selections on the proxy card.

Date and sign your name exactly as it appears on your proxy card.

Mail the proxy card in the postage-paid envelope that will be provided to you.

If Shares Held Through a Bank, Broker or Other Nominee:

Follow the instructions provided by your bank, broker or other nominee to submit your voting instructions to your bank, broker or other nominee.

To Vote In Person:

For Shareholders of Record:

You can participate in the Annual Meeting. If you vote by proxy and also participate in the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. To participate in the Annual Meeting you must register at https://register.proxypush.com/GBLI by June 10, 2024 by using the control number found on your proxy card or voting instruction form. Even if you plan to participate in the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If Shares Held Through a Bank, Broker or Other Nominee:

If you hold your shares through a bank, broker or other nominee, please also provide a letter from the bank, broker or other nominee confirming your ownership as of the record date (April 15, 2024). You will not be able to vote such shares at the Annual Meeting unless you obtain a proxy, executed in your favor, from the record holder (i.e. bank, broker or other nominee) giving you the right to vote at the Annual Meeting.

General:

Failure to register may delay your ability to participate or prevent you from participating, in the Annual Meeting.

The following proposals are scheduled to be voted on at the Annual Meeting:

•	Proposal One: To elect Seth J. Gersch to the Board of Directors of Global Indemnity Group, LLC to serve a one-year term until the 2025 annual meeting of stockholders.

•	Proposal Two: To ratify the appointment of Global Indemnity Group, LLC’s independent registered public accounting firm for our fiscal year ended December 31, 2024.

In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement) or any adjournments or postponements thereof, then the individuals named in your proxy card will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

On the record date, 9,810,763 Class A Common Shares and 3,793,612 Class B Common Shares of GBLI were issued and outstanding (“Outstanding Voting Shares”). On each matter voted on at the Annual Meeting and any adjournment or postponement thereof, each record holder of Class A Common Shares will be entitled to one vote per share and each record holder of Class B Common Shares will be entitled to ten votes per share. The holders of Class A Common Shares and the holders of Class B Common Shares will vote together as a single class.

The required quorum for the Annual Meeting consists of the holders of a majority of the votes entitled to be cast by the Outstanding Voting Shares, taken as a single class, present in person or represented by proxy. For each of the proposals being considered at the Annual Meeting, other than Proposal One, approval of the proposal requires the affirmative vote of a majority of the votes cast. For Proposal One, election of the director nominee requires a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.

If you mark your proxy as “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter and will have no effect on the outcome of such matter but will be counted in determining whether a quorum is present. Proxies submitted by banks, brokers or other nominees that do not indicate a vote for one or more of the proposals because the bank, broker or other nominee does not have discretionary voting authority, but does have discretionary authority to vote on at least one proposal, and has not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Banks, brokers or other nominees holding shares in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Global Indemnity Group, LLC’s independent auditor for the fiscal year ending December 31, 2024. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

With respect to Proposal One, you may vote “for” or “withhold” authority to vote for the nominee. If you “withhold” authority to vote, your vote will have no effect on the election of such nominee. Broker non-votes will have no effect on the election of the nominee.

You may vote your shares at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, but do not provide instructions as to how to vote your shares, your proxy will be voted as follows at the Annual Meeting or any adjournments or postponements thereof:

•	“FOR” the election of Seth J. Gersch.

•	“FOR” the ratification of the appointment of Global Indemnity Group, LLC’s independent auditor.

If any other business is properly brought before the Annual Meeting, shares subject to proxies will be voted, to the extent permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), in accordance with the discretion of the persons voting such proxies. If you are a shareholder of record, you may change your vote and revoke your proxy by:

•

Sending a written statement to that effect to our Corporate Secretary c/o Global Indemnity Group, LLC 112 S. French St., Suite 105, Wilmington, DE 19801, provided such statement is received no later than 11:59 p.m. (Eastern Time) on June 10, 2024;

•	Submitting a properly signed proxy card with a later date that is received no later than 11:59 p.m. (Eastern Time) on June 10, 2024; or

•	Participating in the Annual Meeting and voting therein.

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy is solicited by and on behalf of our Board.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON JUNE 12, 2024

The Proxy Statement and Annual Report on Form 10-K are available on or about

April 30, 2024 at:

https://www.envisionreports.com/GBLI

PROPOSAL ONE: ELECTION OF DIRECTOR

Our Second Amended and Restated Limited Liability Company Agreement (the “LLCA”) provides that the size of our Board shall be determined from time to time by our Board, and the number of directors on our Board is currently fixed at eight. The current directors on our Board are Saul A. Fox, Joseph W. Brown, Fred R. Donner, Seth J. Gersch, Jason B. Hurwitz, Fred E. Karlinsky, Thomas M. McGeehan, and Gary C. Tolman.

Under the LLCA, the Class B Majority Shareholder is any person or group that, together with their respective affiliates, holds, beneficially or of record, (i) a majority of the outstanding Class B Common Shares and (ii) shares representing in the aggregate, at least twenty-five percent (25%) of the voting power of Global Indemnity’s outstanding shares. The Fox Paine Fund and FM Entities (collectively with Fox Paine & Company, LLC, the “Fox Paine Entities”), as defined in the “Principal Shareholders and Security Ownership of Management” section of this proxy statement, beneficially own 100% of the outstanding Class B Common Shares and Class A and B Common Shares representing approximately 84% of the voting power of GBLI as of April 15, 2024 and are therefore the Class B Majority Shareholder. Pursuant to Section 5.3 of the LLCA, and based on the percentage of the voting power in the Company of the Class B Majority Shareholder as of the record date, the Class B Majority Shareholder is entitled, but is not obligated, to appoint seven of the eight directors of the Board (the “Designated Directors”). The Class B Majority Shareholder notified GBLI in writing on April 23, 2024, that it has appointed the following seven (7) individuals to serve as Designated Directors for a term beginning on the date of the Annual Meeting and expiring at Global Indemnity’s 2025 Annual Meeting of Shareholders: Saul A. Fox; Joseph W. Brown; Fred R. Donner; Jason B. Hurwitz, Fred E. Karlinsky, Thomas M. McGeehan and Gary C. Tolman.

Our Board has nominated Seth J. Gersch for election as director to fill the remaining Board seat, for a term expiring at the 2025 Annual Meeting of Shareholders, or when a successor is duly elected and qualified. If Mr. Gersch becomes unable to or declines to serve as a director prior to election at the Annual Meeting, the persons named in the accompanying proxy shall have discretionary authority to vote for a substitute or substitutes as the Board may nominate.

See “Additional Information – Principal Shareholders and Security Ownership of Management.”

Nominee for Director

Seth J. Gersch, 76, has served as a director since February 2008. He serves as managing member of Eclipse Assets, LLC which does business as Hindsight Vineyards and Hindsight Wines, a Napa Valley based winery. He was the chief operating officer of Fox Paine & Company, LLC from 2007 through 2009. Prior to joining Fox Paine & Company, LLC, Mr. Gersch was the chief operating officer and a member of the executive committee of ThinkEquity Partners, LLC from 2004 through 2007. From 2002 through 2004, Mr. Gersch was president and chief executive officer of Presidio Capital Advisors, LLC. In addition, Mr. Gersch held several positions with Banc of America Securities’ predecessor organization, Montgomery Securities, and founded the BrokerDealer Services Division of Banc of America Securities where he served as president and chief executive officer. Mr. Gersch is a former member of the board of directors of Cradle Holdings (Cayman) Ltd. and Paradigm, Ltd. He also served as a director of the San Francisco 49ers Foundation, the charitable arm of the San Francisco 49ers football organization. Mr. Gersch received a BBA in accounting and electronic data processing from Pace University. Mr. Gersch’s experience and skills acquired through his business and financial background with multiple companies were considered for his nomination.

Designated Directors

Saul A. Fox, 70, founded Fox Paine & Company (hereafter, including its affiliates, “Fox Paine”), a private equity investment and advisory firm, in 1996 and served as Fox Paine’s chief executive from its inception through the date hereof. Fox Paine founded Global Indemnity’s original predecessor company in August 2003, and Mr. Fox served as the chairman of Global Indemnity (including its predecessor companies) since its founding. Mr. Fox also served as Global Indemnity’s chief executive from February 2007 to June 2007. Fox Paine constitutes Global Indemnity’s largest shareholder and holds a majority of Global Indemnity’s voting shares.

At the time Fox Paine founded Global Indemnity’s predecessor in 2003, Fox Paine and Global Indemnity entered into an agreement pursuant to which Fox Paine agreed to provide Global Indemnity with advice regarding mergers, acquisitions, divestitures, financings, investment strategies, vetting of independent investment managers, corporate structure, vetting of management, management compensation, jurisdictional tax optimization, and various other matters.

Pursuant to its agreement with Global Indemnity, Fox Paine advised Global Indemnity regarding the acquisitions of Global Indemnity’s predecessor and constituent organizations, including United National in 2003, Penn Independent in 2005, Penn America Group in 2005, Collectibles Insurance Services in 2010, and American Reliable in 2015. In addition, Fox Paine advised Global Indemnity regarding the disposition of its Manufactured Homes and Dwelling business in 2021 and the disposition of its Farm & Ranch business in 2022. Fox Paine advised Global Indemnity regarding its initial public offering of common stock in 2003 as well as the $100 million rights offering of additional common stock in 2009. Fox Paine advised Global Indemnity regarding the buyback of 45% of Global Indemnity’s outstanding shares in 2015. Since Global Indemnity’s inception, Fox Paine has approved over $600 million in cash distributions to Global Indemnity shareholders by way of share buybacks and dividends, although Fox Paine has not participated in any of Global indemnity’s share buybacks nor has Fox Paine otherwise sold any of its Global Indemnity shares. In 2020, Fox Paine also advised Global Indemnity regarding its redomestication to the United States from the Cayman Islands, that included the reorganization of Global Indemnity as a publicly traded Delaware limited liability company, which is regarded as a non-taxable pass-through organization for United States federal income tax purposes.

Over Mr. Fox’s 40 year career in private equity, Mr. Fox orchestrated numerous acquisitions, mergers, divestitures, financings, and various other transactions in a broad array of industries, including property & casualty insurance and reinsurance, oil & natural gas exploration, production, and drilling, geophysical software development and distribution, independent alternative electrical power production, medical diagnostic devices and therapeutic instruments, budget lodging, and the manufacture and distribution (both wholesale & retail) of luxury perfumes, cosmetics, and related ‘high-end’ personal care products. In total, Mr. Fox completed 99 such transactions totaling $21 billion in which $1.7 billion of invested equity capital grew to $5.8 billion, providing investors with a 3.4x Return on Investment and a 39% average Internal Rate of Return.

Prior to founding Fox Paine, Mr. Fox was a general partner of Kohlberg, Kravis & Roberts & Co. (“KKR”), a pioneering private equity investment firm, which Mr. Fox joined in 1984. During Mr. Fox’s 13 years at KKR, Mr. Fox led the firm’s successful acquisitions and divestitures of American Reinsurance (KKR’s first insurance company acquisition), Canadian General Insurance (KKR’s first international acquisition), and Motel 6 (which was one of the very first actively managed operating businesses to utilize the master limited partnership structure to effectuate an initial public offering).

Prior to joining KKR, Mr. Fox was an attorney at Latham & Watkins LLP, specializing in tax and commercial law. Mr. Fox received a Juris Doctor degree (cum laude) from the University of Pennsylvania School of Law in 1978 and a baccalaureate degree (summa cum laude) from Temple University in 1975. Mr. Fox, age 70, was born and raised in the Pennsylvania Delaware Valley.

Joseph W. Brown, 75, has served as a director since December 2015. He became Global Indemnity’s Chief Executive Officer in October 2022. Until December 2017, Mr. Brown served on the board of directors of MBIA, Inc. (NYSE: MBI) and until September 2017, Mr. Brown was the Chief Executive Officer of MBIA, Inc. He rejoined MBIA, Inc. in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 2009. He became Executive Chairman on May 2004 and retired from that position in May 2007. Until May

2004, he had served as Chairman and Chief Executive Officer. He originally joined MBIA, Inc. as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining MBIA, Inc., Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Company as President and Chief Executive Officer.

Fred R. Donner, 66, has served as a director since December 2022. Mr. Donner has over 35 years of experience in the insurance industry. Prior to his retirement, he was with Travelers Insurance Co. (Travelers). While at Travelers, he was a member of its Management and Operating Committees and served in several financial and operating roles including Executive Vice President, Enterprise Risk Management; Chief Financial Officer for its Business and International Insurance; Chief Operating Officer for its Business Insurance segment and Chief Financial Officer of its Personal Lines Insurance segment. Prior to joining Travelers, Mr. Donner served as Executive Vice President and Chief Financial Officer of RenaissanceRe Ltd., a Bermuda-based international reinsurance company. Prior to that, Mr. Donner served as the National Partner-in-Charge of KPMG’s Insurance Practice. Mr. Donner holds a bachelor’s degree in business administration from Pace University and currently serves on the advisory board for the University’s Lubin School of Business. Mr. Donner is a member of the American Institute of Certified Public Accountants. He currently serves an independent director of Crawford & Company. He previously served as the Audit Committee chair and a member of the Risk & Capital Committee of the board of directors of Argo Group International Holdings Ltd. and also as a Senior Managing Director in the Global Insurance Services Practice of FTI Consulting Inc.

Jason B. Hurwitz, 51, has previously served on GBLI’s board from September 2017 to January 2022, and he rejoined in October 2022. He is a partner with Osier Capital LLC, an investment firm focused on insurance and other long-term investments. As a principal and advisor during his career, he completed 28 corporate acquisitions or divestitures totaling over $5 billion and served on the boards of directors of eight of these companies. He received a B.S. in Economics (summa cum laude) from The Wharton School, University of Pennsylvania.

Fred E. Karlinsky, 57, has served as a director since December 2023. Mr. Karlinsky is a Shareholder and Co-Chair of Greenberg Traurig, LLP’s Global Insurance Regulatory and Transactions Practice Group. He has over 30 years of experience representing insurers, reinsurers and other insurance related entities. Mr. Karlinsky is an adjunct professor of law at Florida State University College of Law and currently chairs the Florida Supreme Court Judicial Nominating Commission. He has a B.S. from the University of Miami and a Juris Doctorate from Florida State University College of Law.

Thomas M. McGeehan, 66, has served as a director since April 2024. He was our Chief Financial Officer from August 2011 through March 2024. From December 2009 until August 2011, Mr. McGeehan was our Senior Vice President and Chief Financial Officer. From May 2008 to December 2009, Mr. McGeehan was our Interim Chief Financial Officer. Prior to that, Mr. McGeehan served as United America Indemnity, Ltd.’s Corporate Controller beginning in September 2005. He joined Global Indemnity’s predecessor companies in May 2001 as vice president and controller from Colonial Penn Insurance Company, a subsidiary of General Electric Financial Assurance, where he worked from 1985 until 2001, ultimately serving as assistant vice president finance / marketing & accounting. Mr. McGeehan received a Bachelor’s of Business Administration from Temple University; a Master of Business Administration from La Salle University; and a Master of Taxation from Villanova University.

Gary C. Tolman, 72, has served as a director since November 2022. Mr. Tolman has over 45 years of experience in the property and casualty insurance and reinsurance industry. Mr. Tolman was the Chief Executive Officer and co-founder of Noblr, Inc., a full stack telematics-specific personal auto insurance company that was founded in November, 2017. Noblr, Inc. was acquired by the United Services Automobile Association in October 2021. Until May 2015, Mr. Tolman served as the President and Chief Executive Officer of Esurance Holdings, Inc. (Esurance), a position that he held since 2000. Esurance, a direct-to-consumer insurance company, was launched in late 1999 and became one of the premier online auto insurance providers in the U.S. Mr. Tolman was also Chairman of Answer Financial Inc. (Answer Financial), one of the largest online and call center insurance agencies in the U.S. Esurance and Answer Financial were acquired by Allstate in October 2011. Prior to Esurance and Answer Financial, Mr. Tolman was President and Treasurer of Talegen Holdings, Inc., formerly the property and casualty insurance operations of the Xerox Corporation. Mr. Tolman also worked at the Fireman’s Fund Insurance Company for 15 years, ultimately serving as Senior Vice President. Mr. Tolman is also on the Executive Board of Directors of the International Tennis Hall of Fame.

Required Vote

To be elected as a director, Mr. Gersch must receive a plurality of the votes present in person or represented by proxy and entitled to vote on the proposal.

The Board of Directors Recommends Voting “For” the Director Nominee.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF GLOBAL INDEMNITY GROUP, LLC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The appointment of an independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has appointed Ernst & Young Global Limited (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024. As a matter of good corporate governance, the Audit Committee submits its selection of the independent registered public accounting firm to our shareholders for ratification in a non-binding vote at the Annual Meeting. If the shareholders do not ratify the appointment of EY, the selection of our independent registered public accounting firm may be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of GBLI and its shareholders.

A representative of EY is expected to be available to respond to appropriate questions from shareholders at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires.

Information Regarding Our Independent Registered Public Accounting Firm

The following table shows the fees that were billed to us by EY for professional services rendered for the fiscal years ended December 31, 2023 and December 31, 2022.

Fee Category	2023	2022
Audit Fees	$2,056,196	$1,857,835
Audit-Related Fees	315,000	0
Tax Fees	160,000	220,000
All Other Fees	0	0
Total Fees	2,531,196	2,077,835

Audit Fees

This category includes fees for the audit of our annual financial statements and review of interim quarterly financial statements included on our quarterly reports on Form 10-Q and services that are normally provided by EY in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” In 2023, we paid EY $315,000 to prepare a financial due diligence report. No payments were made to EY in 2022 for audit-related fees.

Tax Fees

This category includes fees for tax compliance, tax advice and tax planning. The services provided included tax advice and assistance with tax compliance and reporting to federal, state and foreign taxing authorities as well as transfer pricing services. In 2023, we paid EY $160,000 for tax compliance services. In 2022, we paid EY $155,000 for tax compliance services, and $65,000 for consulting services related to the federal employee retention credit. The Audit Committee considered whether providing the non-audit services shown in the table above was compatible with maintaining EY independence and concluded that it was.

All Other Fees

This category includes fees for products and services provided by EY that are not included in the categories described above. No payments were made to EY in 2023 or 2022 for all other fees.

Pre-Approval of Services

To ensure that our independent registered public accounting firm maintains the highest level of independence and pursuant to the Audit Committee Pre-Approval Policy, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by our registered public accounting firm. The Audit Committee pre-approved 100% of the fees for audit and non-audit services performed by EY during the year ended December 31, 2023. To ensure that the provision of these services does not impair the independence of our independent auditor, unless a type of service to be provided by our independent auditor and the associated fees have been pre-approved in accordance with the Audit Committee Pre-Approval Policy, the Audit Committee’s separate pre-approval of any proposed services and the associated fees is required. The Audit Committee Pre-Approval Policy only applies to services provided to us by our independent auditor; it does not apply to similar services performed by persons other than our independent auditor. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically, or more often as it deems necessary in its judgment, reassess and revise the Audit Committee Pre-Approval Policy. The Audit Committee most recently reassessed and approved its Audit Committee Pre-Approval Policy in November 2016. The Audit Committee Pre-Approval Fee Level Schedule is approved annually, with the most recent approval in December 2023.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for the ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Board of Directors Recommends voting “For” Proposal Two.

BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Board Structure

It is our policy to separate the positions of Chief Executive Officer and Chairman of the Board. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of having a separate Chairman of the Board is the most appropriate for us at this time. In today’s challenging economic and regulatory environment, directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a Chairman of the Board independent of the Company’s management, whose sole job is to lead the Board, allows our management to better focus their time and energy on running the day-to-day operations of GBLI. The Board believes that GBLI’s current leadership structure does not affect its role in risk oversight of GBLI.

While the full Board is ultimately responsible for risk oversight, the Board exercises its risk oversight responsibilities through its committees, which regularly report to the full Board. Our Enterprise Risk Management Committee addresses enterprise risk matters, the Audit Committee addresses financial reporting risk, the Nomination, Compensation and Governance Committee addresses compensation related matters, the Investment Committee addresses risks related to investing and the Technology Committee addresses risks related to technology. Finally, our Board regularly meets with members of the senior management team at quarterly meetings of the Board, where, among other topics, they discuss strategy and risks facing GBLI, as well as at such other times as they deem appropriate. For a further discussion, see “Board Committees” below.

Our Board has determined that Fred R. Donner, Seth J. Gersch, Jason B. Hurwitz, Fred E. Karlinsky, and Gary C. Tolman are independent as defined by applicable NYSE Listing Rules and the SEC rules. We believe that the number of independent, experienced directors that make up our Board, along with the oversight of our Board by the non-executive Chairman of the Board, benefits us and our shareholders.

Meetings and Independence Requirements

Our Board held six meetings in 2023. In 2023, all of the incumbent members of our Board attended 75% or more of the total number of meetings of our Board and the total number of meetings held by committees on which they served that were held during the period for which they were directors and served on such committees.

The Annual Meeting will be our twenty-first annual meeting of shareholders. We do not have a policy about directors’ attendance at our annual meeting of shareholders. No director attended our 2023 Annual Meeting.

Global Indemnity is a “controlled company” as defined in the NYSE Listed Company Manual Section 303A.00 because more than 50% of our voting power is held by affiliated funds of Fox Paine & Company, LLC. See “Additional Information — Principal Shareholders and Security Ownership of Management.” Therefore, we are exempt from certain requirements of the NYSE with respect to (1) having a majority of independent directors on our Board, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by either a majority of independent directors or a nominating committee composed solely of independent directors.

There are no family relationships among any of our directors or executive officers.

Board Committees

The Board currently has six members and the following seven committees: Audit; Conflicts; Nomination, Compensation & Governance; Executive; Investment; Technology; and Enterprise Risk Management.

Audit Committee

The Audit Committee held five meetings in 2023. The Audit Committee currently consists of Seth J. Gersch, Fred R. Donner, Jason B. Hurwitz, and Gary C. Tolman. Mr. Gersch is the Chair of the Audit Committee. Our Board has determined that Messrs. Gersch, Donner, Hurwitz, and Tolman each qualify as an “independent director” as that term is defined in the NYSE Listing Rules, and each member of the Audit Committee satisfies the enhanced independence requirements for Audit Committee members under the rules of the SEC and the NYSE Listed Company Manual Section 303A.07. Our Board has also determined that all four members of the Audit Committee are able to read and understand fundamental financial statements as required by the NYSE Listed Company Manual and that each of Messrs. Gersch, Donner, Hurwitz, and Tolman qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

The principal duties of the Audit Committee are to oversee our accounting and financial reporting processes and the audit of our financial statements, to select and retain our independent auditor, to review with management and our independent auditor our annual financial statements and related footnotes, to review our internal audit activities, to review with our independent auditor the planned scope and results of the annual audit and its reports and recommendations, and to review with the independent auditor matters relating to our system of internal controls.

A copy of our Audit Committee Charter is available on our website at www.gbli.com.

Conflicts Committee

The Conflicts Committee held one meeting in 2023. The Conflicts Committee consists of Seth J. Gersch and Fred E. Karlinsky. Mr. Gersch is the Chair of the Conflicts Committee.

The primary duty of the Conflicts Committee is to, as and when requested by the Board, investigate, review, evaluate and take action upon any actual or potential conflicts of interest that may exist or arise from time to time in connection with any transaction, activity, arrangement, circumstance or other matter between or among one or more of GBLI’s shareholders and/or directors or any of their affiliates, on the one hand, and GBLI, on the other hand.

A copy of our Conflicts Committee Charter is available on our website at www.gbli.com.

Nomination, Compensation & Governance Committee

The Nomination, Compensation & Governance Committee (“Nom-Comp Committee”) held four meetings in 2023. The Nom-Comp Committee currently consists of Fred R. Donner, Jason B. Hurwitz, and Fred E. Karlinsky. Messrs. Donner, Hurwitz, and Karlinsky qualify as independent directors under the applicable NYSE Listed Company Manual and SEC rules and as “non-employee directors” under Rule 16b-3 of the Exchange Act. Mr. Donner is the Chair of the Nom-Comp Committee.

The primary duties of the Nom-Comp Committee are to identify and recommend to the Board individuals qualified to serve as directors and on committees; to advise the Board with respect to the Board composition, procedures and committees; to oversee GBLI’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; to review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC; to prepare the Compensation Committee Report as required by the rules of the SEC; to develop, recommend and advise the Board with respect to the corporate governance principles applicable to the Company; and to oversee the evaluation of the Board and the Company’s management.

The Nom-Comp Committee meets at least once a year in conjunction with a regularly scheduled Board meeting and as needed at other times. Management participates in such meetings at the invitation of the Nom-Comp Committee, providing financial data on which compensation decisions are based, publicly available compensation data with respect to our competitors, and updates on legal developments affecting compensation. Management may also propose financial targets on which performance will be judged. Generally, at each meeting an executive session is held without members of management present. In the course of its activities, the Nom-Comp Committee may designate or allocate all or any portion of its responsibilities and powers to a subcommittee consisting of one or more of its members.

Further discussion regarding the Nom-Comp Committee’s processes for setting executive compensation is set forth under “Executive Compensation — Compensation Discussion and Analysis — Committee Activities and Compensation paid to Named Executive Officers with Respect to 2023” and “Our Compensation Philosophy.”

A copy of our Nom-Comp Committee Charter is available on our website at www.gbli.com.

Executive Committee

The Executive Committee currently consists of Saul A. Fox and Seth J. Gersch. Mr. Fox is Chair of the Executive Committee. The Executive Committee has the authority between meetings of the full Board to exercise the powers of the Board as permitted by applicable law and listing standards, other than those powers reserved for other committees or the full Board.

A copy of our Executive Committee Charter is available on our website at www.gbli.com.

Investment Committee

The Investment Committee currently consists of Saul A. Fox, Seth J. Gersch, Jason B. Hurwitz, and Thomas M. McGeehan. Mr. Hurwitz is the chair of the Investment Committee. The principal duties of the Investment Committee are to establish and review our investment guidelines and to review our investments to ensure compliance with our investment guidelines.

A copy of our Investment Committee Charter is available on our website at www.gbli.com.

Technology Committee

The Technology Committee currently consists of Saul A. Fox, Fred E. Karlinsky, and Gary C. Tolman. Mr. Tolman is the Chair of the Technology Committee. The principal duties of the Technology Committee are to review technology and general industry trends that could affect technology and related investments, review the Company’s technology infrastructure, review and discuss with management technology policies, and review technology budget and expenditures.

A copy of our Technology Committee Charter is available at www.gbli.com.

Enterprise Risk Management Committee

The Enterprise Risk Management Committee currently consists of Fred R. Donner, Jason B. Hurwitz, Fred E. Karlinsky, and Gary C. Tolman. Mr. Donner is the Chair of the Enterprise Risk Management Committee. The principal duties of the Enterprise Risk Management Committee are to periodically report to the Board regarding material risks to the Company’s capital base, liquidity, cybersecurity, information technology, operations, issues which might affect the Company’s credit or other market ratings and to establish a set of key risk indicators against which to measure heightened or decreased risks based upon information and determinations of Company management.

A copy of our Enterprise Risk Management Committee Charter is available at www.gbli.com.

Shareholder Nominations to our Board of Directors and Other Shareholder Communications

Pursuant to Section 5.3 of the LLCA, and based on the percentage of the voting power in the Company of the Class B Majority Shareholder as of the record date, the Class B Majority Shareholder is entitled, but is not obligated, to appoint six of the seven directors of the Board.

Under the LLCA, in order to nominate a director at the 2025 annual meeting of shareholders, you must satisfy the ownership requirements set forth in the LLCA and notify us of such nomination in writing, which notice must be delivered to or be mailed and received by us at Global Indemnity Group, LLC, c/o Corporate Secretary, 112 S. French St., Suite 150, Wilmington DE, 19801, no earlier than January 16, 2025 and no later than February 14, 2025, unless our 2025 annual meeting of shareholders is not within twenty-five (25) days before or after the anniversary of our 2024 annual meeting of shareholders, in which case the notice must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the 2025 annual meeting was made, whichever occurs first. In order to nominate a director, you must comply with the specific procedures and requirements set forth in the LLCA and the nomination must contain the specific information required by the LLCA. You may write to our Corporate Secretary at 112 S. French St., Suite 150, Wilmington DE, 19801 to deliver the notices discussed above and to request a copy of the relevant LLCA provisions regarding the requirements for nominating director candidates pursuant to the LLCA. In addition to satisfying the specific procedures and requirements set forth in the LLCA relating to nominations of director candidates, to comply with the SEC’s universal proxy rule, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees in compliance with Rule 14a-19 under the Exchange Act must provide notice that sets forth the information required by Rule 14a-19 within the deadline for written notices as described above. To the extent that any information required by Rule 14a-19 is not required under the LLCA to be included with your notice, we must receive such additional information by April 15, 2025.

Our Board also has implemented a process whereby shareholders may send communications directly to its attention. Any shareholders desiring to communicate with our Board as a group, or one or more specific members of our Board, should communicate in writing addressed to the specified names c/o Global Indemnity Group, LLC, 112 S. French St., Suite 150, Wilmington DE, 19801 or e-mailed to ir@gbli.com. Emails addressed to the Board will be forwarded, as appropriate, to the Board.

Executive Sessions

At least twice a year, the independent directors meet in executive session. Typically, the Chair of the Audit Committee presides over such sessions.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of directors and director candidates, as well as requirements for the committees for the Board.

In addition, our Board adopted a Code of Business Conduct and Ethics that applies to all of the directors, officers and employees of GBLI and its subsidiaries. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our website at www.gbli.com. Within the time period specified, and to the extent required, by the SEC and the NYSE Listed Company Manual, we will post on our website any amendment to our Corporate Governance Guidelines and Code of Business Conduct and Ethics and any waiver applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer, or our Board.

The Company’s Insider Trading Policy prohibits directors, officers and employees from purchasing the Company’s securities on margin, from holding the Company’s securities in margin accounts, engaging in short sales, trading in any options, borrowing against any account in which the Company’s securities are held, or pledging the Company’s securities as collateral for a loan.

DIRECTOR COMPENSATION

General

The form and amount of non-employee director compensation is determined by the Board. Our directors that are also employees of the Company are not generally separately compensated for their service as directors,. We believe that director compensation should not only be competitive within the insurance industry, but also fair and reasonable in light of our directors’ background and experiences, as well as the overall time, effort and complexity involved in carrying out their responsibilities as directors.

To align the objectives of our directors and our shareholders, as well as to retain directors for an extended period, our non-employee directors receive annual retainers for serving on the Board and each committee payable in cash and in restricted Class A Common Shares. The annual retainers are allocated between Global Indemnity Group, LLC and GBLI Holdings, LLC. The number of Class A Common Shares to be issued to a director is determined by dividing the amount of the remuneration earned for the calendar quarter divided by the per share value in respect of the calendar quarter. The per share value in respect of the calendar quarter equals (i) the volume weighted average closing price of our Class A Common Shares on NYSE over the calendar quarter during which the remuneration was earned, less (ii) dividends paid in such calendar quarter in respect of such number of Class A Common Shares. Non-employee director awards were granted under Global Indemnity Limited’s 2018 Share Incentive Plan, as amended on August, 28, 2020, (the “2018 Share Incentive Plan”) until June of 2023 and since then have been granted under the Global Indemnity Group, LLC 2023 Share Incentive Plan (the “2023 Share Incentive Plan”).

The below restrictions on transfer, sale and disposition are designed to ensure that our directors maintain a long-term perspective when overseeing our operations. Further, the Company’s insider trading policy prohibits directors from purchasing the Company’s securities on margin and from holding the Company’ securities in margin accounts and prohibits directors from engaging in short sales of the Company’s securities or trading in any options (including, but not limited to, puts and calls) to buy or sell such securities.

All non-employee directors, except Mr. Fox, are eligible to receive reimbursement for their reasonable business related expenses and reasonable out-of-pocket expenses incurred in order to attend Board meetings, Board committee meetings, and other events requiring in-person attendance. Non-employee directors do not receive attendance fees for meetings.

While a member of the Board and during the twelve calendar months immediately following the date a director ceases to be a member of the Board, a director may not hypothecate, sell or otherwise dispose of any Class A Common Shares, Global Indemnity share derivatives or any other Global Indemnity (including its affiliates’) securities unless any such transaction is approved in advance in writing by the Chairperson of the Board, in his or her sole discretion. In addition, all trades (including, without limitation, any sale, hypothecation, other disposition, purchase or other acquisition) of any Global Indemnity Class A Common Shares, Global Indemnity share derivatives, of any other Global Indemnity (including its affiliates’) securities must comply with the Company’s Insider Trading Policy.

To protect the legitimate business interests of the Company and its subsidiaries, including their trade secrets, confidential information and existing and prospective client, broker and other valuable business relationships that form a substantial part of their goodwill, each director agrees that while serving as a director of the Company or its affiliates, he or she will not “Compete with the Companies” as described below. If a director violates this provision, as reasonably determined by the Company, then, in addition to all other remedies available at law or in equity, such director shall promptly repay an amount equal to the total dollar value of all Gross-Up Shares and Gross-Up Cash, as defined below in the 2023 and 2024 sections of the Retainer and Fee Schedule, received by or credited to such director or former director since January 1, 2020 (the “Gross-Up Reimbursement”).

To further protect the aforementioned legitimate business interests, each director agrees that if, at any time during the twelve calendar months immediately following a director’s service on the Board, he or she Competes with the Companies, as reasonably determined by the Company, then, in addition to all other remedies available at law or in equity, such former director shall promptly repay an amount equal to the Gross-Up Reimbursement. The Chairperson, in his or her sole discretion, may, upon the request of any current or former director, exempt from the obligation to repay the Gross-Up Reimbursement any activity or investment by such director that might otherwise be prohibited by the non-competition provisions if the Chairperson determines it is in the best interest of the Company to do so.

“Compete[s] with the Companies” means providing “Assistance” to a “Competitor.”

“Competitor” means any company, partnership, business association or group of affiliated companies, partnerships or business associations offering insurance products or services that are competitive with the insurance products or services being offered by the Company or its subsidiaries or affiliates in any “Market” in which the Company or its subsidiaries or affiliates are then offering such insurance products or services (a “Competitive Product”) and shall include, but not be limited to, any company, partnership, business association or group of affiliated companies, partnerships or business associations listed as a peer in the latest annual report of the Company. Notwithstanding the foregoing, a Competitor shall not include any company or group of affiliated companies that in the twelve (12) calendar months preceding the date the current or former director began providing Assistance, had (i) less than $50 million of aggregate gross insurance premiums; and (ii) out of such aggregate gross insurance premiums, less than 10% were generated from a Competitive Product.

“Market” means any of the following: (i) an area such as a country, state, region or subdivision thereof, (ii) a product market such as equine mortality, or (iii) an industry market such as the reinsurance market.

Providing “Assistance” to a Competitor, means either (i) directly or indirectly, assisting, aiding or advising a Competitor, whether as an employee, executive, director, consultant or otherwise; and/or (ii) owning, operating or providing financing to, a Competitor. However, notwithstanding the foregoing, the following shall not constitute providing “Assistance”: (i) owning passive minority interests in publicly traded securities issued by Competitors; and/or (ii) assisting, aiding or advising a Competitor at the written request of, or with the approval of, the Chairperson, such permission to be given or withheld in his or her sole discretion.

Retainer and Fee Schedule

Each non-employee director elects their annual remuneration to be paid either in fully vested Class A Common Shares or in cash. If the non-employee director elects to be paid in Class A Common Shares, then the non-employee director receives “Gross-Up Amounts” equal to 37% of the amount of remuneration a non-employee director earns during the applicable calendar quarter. Each non-employee director elects to receive the Gross-Up Amounts in cash, Class A Common Shares or a combination thereof. The amount of Class A Common Shares included as part of or all of any Gross-Up Amounts is equal to the portion of the Gross-Up Amount for the calendar quarter divided by the per share value in respect of the calendar quarter as described in the “General” section above.

The amount of the annual retainer for each non-employee director is: (1) $50,000 for all non-employee directors; (2) an additional $150,000 for the Chairperson; (3) an additional $150,000 for the non-employee director who chairs the Audit Committee; (4) an additional $75,000 for non-employee directors who serve on the Audit Committee in a capacity other than Chairperson; (5) an additional $50,000 for the non-employee director who chairs the Conflicts Committee; (6) an additional $25,000 for the non-employee directors who serve on the Conflicts Committee in a capacity other than Chairperson; (7) an additional $150,000 for the non-employee director who chairs the Investment Committee; (8) an additional $50,000 for non-employee directors who serve on the Investment Committee in a capacity other than Chairperson; (9) an additional $75,000 for the non-employee director who chairs the Nomination, Compensation, & Governance Committee; (10) an additional

$50,000 for non-employee directors who serve on the Nomination, Compensation, & Governance Committee in a capacity other than Chairperson; (11) an additional $150,000 for the non-employee director who chairs the Executive Committee; (12) an additional $50,000 for non-employee directors who serve on the Executive Committee in a capacity other than Chairperson; (13) an additional $125,000 for the non-employee director who chairs the Enterprise Risk Committee; (14) an additional $75,000 for non-employee directors who serve on the Enterprise Risk Committee in a capacity other than Chairperson; (15) an additional $150,000 for the non-employee director who chairs the Technology Committee; and (16) an additional $50,000 for the non-employee directors who serve on the Technology Committee in a capacity other than Chairperson.

2023 Non-Employee Director Compensation

The following table provides compensation information that was earned by each of our non-employee directors in fiscal year 2023 for each current and former non-employee director of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Saul A. Fox	—	714,281	—	—	—	242,021	956,301
Fred R. Donner	—	515,872	—	—	—	—	515,872
Seth J. Gersch	—	561,373	—	—	—	—	561,373
Jason B. Hurwitz (3)	—	353,674	—	—	—	207,710	561,384
Fred E. Karlinsky (4)	—	21,983	—	—	—	12,927	34,910
Gary C. Tolman	—	549,727	—	—	—	—	549,727

(1)

Represents the aggregate grant date fair value of share-based compensation granted in 2023 as calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718) (“Topic 718”). See Note 18 of our consolidated financial statement contained in our Annual Report on Form 10-K for the year ended December 31, 2023 regarding assumptions underlying the valuation of equity awards. The grant date fair value for each equity award granted during 2023 is set forth below for each non-employee director:

Service Period to which Grant Relates	1st Quarter 2023	2nd Quarter 2023	3rd Quarter 2023	4th Quarter 2023	Total
Grant Date	3/31/2023	6/30/2023	9/30/2023	12/30/2023
Director

Saul A. Fox	$178,551	$178,573	$178,589	$178,569	$714,281
Fred R. Donner	$128,980	$128,984	$128,926	$128,982	$515,872
Seth J. Gersch	$138,884	$138,890	$138,906	$144,693	$561,373
Jason B. Hurwitz	$87,056	$87,489	$87,484	$91,194	$353,674
Fred E. Karlinsky (4)	$—	$—	$—	$21,983	$21,983
Gary C. Tolman	$138,884	$138,890	$138,872	$133,080	$549,727
Totals	$672,806	$672,826	$672,777	$698,501	$2,716,910

(2)	Represents the accrued tax gross-up on restricted Class A Common Shares received for services rendered.

(3)	Mr. Hurwitz’s compensation does not include $34,722.50 paid to him for accrued dividends upon the vesting of certain restricted stock units.

(4)	Mr. Karlinsky joined the Board of Directors on December 5, 2023.

EXECUTIVE OFFICERS

Set forth below is certain biographical information with respect to the executive officers of the Global Indemnity group of companies. The biographies of Mr. Brown, our Chief Executive Officer, and Mr. McGeehan, our former Chief Financial Officer, are set forth above under the caption “Designated Directors” in Proposal One.

Thomas P. Gibbons, 59, has served as our Chief Actuary since September 2019. From March 2017 until September 2019, Mr. Gibbons was our Senior Vice President and Chief Actuary. Prior to that, he served as Vice President of our Actuarial Reserving department from August 2015 to March 2017. Prior to joining us, Mr. Gibbons held numerous positions with the Harleysville Insurance Companies (NASDAQ: HGIC) from 1987 to 2012. All positions were in the Actuarial Department, starting as an Actuarial Trainee and progressing to Assistant Vice President and Associate Actuary in the Corporate Actuarial Services Unit. After the merger with Nationwide Mutual Insurance Company in 2012, Mr. Gibbons served as Director, Reserving Actuary and Director Actuary, PC Actuarial – Corporate Actuarial Services Unit from December 2012 to August 2015. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Gibbons received a B.S. in Mathematics, Special Interest Computer Science from Slippery Rock University of Pennsylvania (magna cum laude).

David C. Elliott, 56, has served as our Senior Vice President of Claims since February 2014. From February 2010 through January 2014, Mr. Elliott served as the Vice President of Claims and from July 2008 to January 2010 served as an Assistant Vice President of Claims. Prior to joining Global Indemnity in July 2008, Mr. Elliott spent 20 years at One Beacon/White Mountains Insurance Group in various Technical, Supervisory and Management positions. He began his claims career in November 1988 as a Multi Line Claims Examiner with General Accident Insurance which became OneBeacon. He served as a member of the Pennsylvania Claim Assigned Risk Plan Board of Directors from 2001 – 2008. Mr. Elliott is a graduate of Rowan College and has obtained his Senior Claim Law Associate (SCLA) designation from the American Enterprise Institute and his Associate in Claims (AIC) from the American Institute for CPCU. He is a member of the Loss Executive Association (LEA), National Association of Subrogation Professionals (NASP) and the Association of Workers Compensation Professionals (AWCP). Mr. Elliott is a Fellow of the Claims Litigation Management Association (CLM) and participates as a claims advisory member of the Property Claims Solution (PCS).

Stanley K. Lam, 57, has served as our Senior Vice President of the Penn-America Group since February 2019. From May 2015 through February 2019, Mr. Lam was our Regional Vice President for Penn-America. Prior to joining Global Indemnity, Mr. Lam held numerous positions with Nationwide Mutual Insurance Company and its various divisions from December 1993 to May 2015. From March 2012 to May 2015, Mr. Lam served as Senior Director of Underwriting for Western Heritage Insurance Co; a sister company of Scottsdale Insurance Company. Mr. Lam served as a Senior Business Consultant for Allied Insurance from January 2011 to March 2012. From April 2008 to January 2011, he served as the Director of Personal and Commercial Lines for Allied Insurance. He served as Commercial Underwriting Manager from June 2002 to April 2008 for Nationwide Insurance. From March 1999 to June 2002, he was the Commercial Staff Manager for Nationwide Insurance. Mr. Lam served as Lead Internal Auditor for Nationwide Insurance from December 1997 to March 1999. He was a Senior Claims Representative with Nationwide Insurance from December 1993 to November 1997. Mr. Lam was a Commercial Field Underwriter with Continental Insurance Company from June 1990 to August 1993. Mr. Lam received a B.B.A. in Finance from Memphis State University (cum laude).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis focuses on the compensation of the executive officers listed in the Summary Compensation Table that follows (our “named executive officers”). Our named executive officers for 2023 were:

•	Joseph W. Brown, Chief Executive Officer of GBLI;

•	Thomas M. McGeehan, Former Chief Financial Officer;

•	Jonathan E. Oltman, Former President – Insurance Operations;

•	Thomas P. Gibbons, Chief Actuary;

•	David C. Elliott, Senior Vice President, Claims; and.

•	Stanely K. Lam, Senior Vice President, Penn-America.

The following is a discussion of our objectives and philosophies regarding executive officer compensation, as well as the actions taken in 2023 and the compensation awarded to, earned by, or paid to our named executive officers with respect to 2023 performance.

Committee Activities and Compensation Paid to Named Executive Officers With Respect to 2023

The Nom-Comp Committee met four times in 2023. Actions included approving the executive officers’ 2023 salaries and bonus incentive opportunities. The Nom-Comp Committee or the Board, after consulting with our Chief Executive Officer (except with respect to matters relating to the Chief Executive Officer), has approved the compensation and the employment agreements and arrangements for all of our named executive officers. Following the fiscal year, the Nom-Comp Committee also typically conducts an annual review of the performance of our named executive officers and did so in early 2024 with respect to performance for 2023.

The Nom-Comp Committee approves all grants of equity compensation to our named executive officers and determines the size of the grants as it deems appropriate to achieve the goals as described below and establishes the time or times at which equity will be awarded.

Our Compensation Philosophy

Our primary goals in structuring compensation opportunities for our named executive officers are: (1) fostering achievement of corporate performance objectives; (2) recognizing executives’ contributions to corporate success; and (3) attracting and retaining quality professionals. We apply a consistent compensation philosophy for all named executive officers. This philosophy is based on the premise that our achievements result from the coordinated efforts of all employees, including our named executive officers, working toward our business objectives. The Nom-Comp Committee designed and refines the executive compensation program to support the overall objective of maximizing long-term shareholder value by aligning the interests of executives with the interests of shareholders and by rewarding executives for achieving corporate and individual objectives.

We have entered into employment agreements or arrangements with certain of our named executive officers, as described in more detail below following the Summary Compensation Table. These agreements and arrangements are important to the future of our business because our success depends, in significant part, upon the individual employees who represent us in dealings with our producers and the investment community, execute our business strategy and identify and pursue strategic opportunities and initiatives. We believe that such agreements and arrangements are helpful in providing our executives with comfort regarding their duties and compensation. For certain executives, our employment agreement and arrangements contain restrictive covenants with respect to competitive activity, non-solicitation, and confidentiality during and following the executive’s employment with us. These covenants are particularly important in protecting our interests in what is an intensely competitive industry in which leveraging the personal relationships of our executives is critical to our success. The employment agreements and arrangements also dictate the level and extent to which the executives receive post-termination compensation.

Generally, we structure our total compensation packages for our named executive officers to be competitive with respect to compensation paid by our peer companies to their executives. We used one portion of an industry compensation survey from 2023 that was not specifically prepared for us. The following companies with written premiums between $300 million and $2 billion were used from that survey to compare our executive officers: Erie Indemnity Company, Horace Mann Educators Corporation, Tiptree, Inc., RLI Corp., ProAssurance Corporation, Universal Insurance Holdings, Inc., United Fire Group, Inc., Safety Insurance Group, Inc., Donegal Group, Inc., Employers Holdings, Inc., Kinsale Capital Group, Inc., United Insurance Holdings Corp., Heritage Insurance Holdings, Inc., HCI Group, Inc., Hallmark Financial Services, Inc., Root, Inc., Investors Title Company, Amerisafe, Inc., Ryan Specialty Group Holdings, Inc., Crawford & Company and GoHealth, Inc. (collectively the “Peer Group”). We believe that use of such peer and competitor comparison provides a suitable basis for addressing and balancing between the competitive nature of our business and the attendant need to recruit and retain talented executives by providing competitive compensation against the Nom-Comp Committee’s strong desire to ensure that our executives do not receive excessive compensation in relation to their peers or disproportionate to their contributions to our long-term success and shareholder value. However, we do not target any specific percentile in relation to such Peer Group with respect to any element of executive compensation. We believe that our emphasis on performance and shareholder return with a long-term perspective may result in compensation opportunities that differentiate our practices from those of our peers. In short, our compensation program has been structured so that our executives will be well compensated if, and only if, they create value for our shareholders over a period of several years.

Key Elements of Compensation

We use two primary components of executive compensation to satisfy our compensation objectives: base salary, which is provided to recognize our executive officers’ day-to-day contributions, and performance-based incentive opportunities that include both a long-term equity incentive component payable in equity awards or equity-like awards and annual bonus incentives payable in cash. The Nom-Comp Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group, but does not target any specific percentiles.

Our performance-based incentive opportunities generally are designed to motivate executives to focus on the performance of the division, subsidiary, or unit for which they have primary responsibility. In the first quarter of each year, our Nom-Comp Committee establishes the performance objectives that must be met during the applicable performance period for a named executive officer to earn the incentive compensation. These performance objectives reflect each executive’s responsibilities and a day-to-day emphasis on generating profits. If the incentive bonuses are earned, a portion will be paid in cash and the remaining portion in equity or equity- like awards, such as restricted stock units (“RSUs”) settled in Class A Common Shares, book value rights (“BVRs”) or book value appreciation rights (“BVARs”). The Nom-Comp Committee uses performance-based incentive opportunities to compensate and incentivize executives at levels that are competitive with and comparable to the levels used by other companies within our Peer Group, but does not target any specific percentiles.

We pay out a portion of these incentive opportunities in the form of equity or equity-like awards because we believe that short-term results do not, by themselves, accurately reflect the performance of a company in our industry or the return realized by our shareholders. These equity or equity-like awards generally vest pro rata over three or four years as described below, and unless otherwise indicated in the applicable employment agreement or arrangement, vesting is subject to continued employment or Board discretion. Equity or equity-like awards are an important component of our compensation policies and are designed to motivate recipients to act from the perspective of a long-term owner. We believe that providing our named executive officers with equity or equity-like ownership: (1) serves to align the interests of our named executive officers with shareholders by creating a direct link between compensation and long-term shareholder return, (2) creates a significant, long-term interest in our success and (3) aids in the retention of key executive officers in a competitive market for executive talent. We further believe that the allocation between cash and equity or equity-like awards with respect to the annual bonuses earned provides both an incentive for the named executive officer to continue to perform at a high level and to reward the named executive officer for their performance during an applicable performance period. All equity or equity-like grants to our named executive officers are made under our share incentive plans.

From time to time, we may grant additional equity or equity-like awards or other forms of compensation, such as in connection with an executive officer’s hire or promotion. With respect to new hire or promotion equity or equity-like awards, in order to promote our goals of attracting and retaining talented executives, the awards usually vest over certain periods of time subject to continued employment in good standing, with vesting contingent in certain instances on the attainment of performance goals as described above. Equity or equity-like awards that are made upon an executive’s commencement of employment may also be contingent on the executive’s purchase of restricted stock to ensure that the executive is a shareholder with a significant personal investment in Global Indemnity.

As described below under “Employment Agreements,” Mr. Brown received options to acquire our Class A Common Shares in connection with commencement of his role as GBLI’s Chief Executive Officer and when he entered into employment agreements.

As described below under “Employment Agreements,” Mr. Oltman received options to acquire our Class A Common Shares in connection with commencement of his role as President of our Insurance Operations.

Base Salary

The Nom-Comp Committee uses base salary to compensate executives at salary levels that are competitive with and comparable to the levels used by other companies within our Peer Group but does not target any specific percentiles. The Nom-Comp Committee reviews base salaries on an annual basis to determine whether such salaries remain competitive relative to the Peer Group, and whether any adjustments would be appropriate based on other relevant factors. Base salaries for our named executive officers were initially set in the executives’ employment agreements or arrangements with us and have been increased in subsequent years in connection with merit increases, which generally relate to individual past performance, enhanced professional responsibilities and the review of Peer Group compensation. In setting the chief executive’s base salary and in evaluating the chief executive’s recommendations for the base salaries of the other named executive officers, the Nom-Comp Committee generally weighs a variety of factors, including individual past performance, potential for future successful performance with us, level and scope of responsibility and relative fairness among our executive officers. The Nom-Comp Committee reviewed and approved executive base salaries in March 2023. The named executive officers’ base salary rates did not change in 2023.

Incentive Opportunities

For 2023, Mr. Oltman was provided an opportunity to earn a cash bonus based on the criteria in “Target Incentives Under Employment Agreements” below. Mr. Oltman forfeited the opportunity to earn a cash bonus when his employment with GBLI ended on December 31, 2023. Our other named executive officers were provided an opportunity to earn cash and equity bonuses based on the criteria set forth in the following table:

Named Executive Officer	Performance Criteria for Cash Bonus	Performance Criteria for Equity Bonus
Thomas M. McGeehan	Global Indemnity’s underwriting income, gross written premiums, expense management and service quality provided by our support services	Global Indemnity’s underwriting income
Thomas P. Gibbons	Global Indemnity’s underwriting income and gross written premiums, expense management and service quality provided by our support services
David C. Elliott	Global Indemnity’s underwriting income and gross written premiums, expense management and service quality provided by our support services
Stanley K. Lam	Penn-America’s underwriting income and gross written premiums

As described below, the amounts of the annual bonuses payable to our named executive officers are dependent, in large measure, on our performance in relation to performance targets. The extent to which actual performance exceeds or falls short of target performance directly results in a corresponding increase or decrease in the bonus amounts payable.

The criteria for our annual bonus incentives for 2023 related to certain objective performance goals that included gross written premium, expense management and support services provided as well as individual performance expectations. Gross written premiums is a financial measurement that is generally viewed in the insurance industry as an indicator of revenue and growth.

Target Incentives Under Employment Agreements

Mr. Brown’s CEO Agreement, as defined in “Employment Agreements” below, provides for a cash bonus opportunity of $2,000,000 payable by March 15, 2024 subject to Mr. Brown remaining employed with GBLI through December 31, 2023. Mr. Brown’s 2024 CEO Agreement, as defined in “Employment Agreements” below, provides a minimum annual bonus of $2,000,000, payable by March 15 of each year, subject to Mr. Brown remaining employed with GBLI through the previous December 31st.

Under the Terms of Employment, Mr. Oltman has an annual bonus opportunity of between $487,500 and $812,500 (“Oltman Bonus Opportunity”), payable based on the achievement of certain underwriting results, as determined by the Board, for each year of Mr. Oltman’s term, with 50% of the Oltman Bonus Opportunity payable in cash in the subsequent calendar year and 50% payable in Class A Common Shares following a true-up of underwriting results for the applicable year in the fourth calendar year following the applicable bonus award.

Under his employment agreement, Mr. McGeehan was eligible to receive a cash and equity bonus award under criteria developed annually by the Board and Nom-Comp Committee. Messrs. Elliott, Gibbons, and Lam are at-will employees. Messrs. Gibbons’ and Mr. Elliott’s bonus targets for 2023 were the same as the targets developed for our support services for 2022. Mr. Lam’s bonus targets were the same as the targets developed for the Penn-America business unit.

Cash Bonus Opportunity

Performance Objectives and Target Cash Bonuses

Mr. Brown received a $2,000,000 cash bonus on March 15, 2024 per the terms of Mr. Brown’s CEO Agreement.

Mr. McGeehan was eligible for a cash bonus between $125,000 and $300,000, with a target of $250,000. The first 50% of the potential cash bonus is based upon the achievement of consolidated actual adjusted accident year underwriting income in 2023 between $28.134 million and $67.522 million, with a target of $56.268 million. The second 50% of the potential cash bonus is based upon the ratio of actual consolidated accident year gross written premium in 2023 to planned consolidate gross written premiums of $485.07 million, the achievement of certain expense and budget management goals in 2023, and the achievement in 2023 of certain service quality goals. The weightings for each of these performance criteria in the second 50% of the potential cash bonus, which varied based on extent of achievement, are set forth in the following table:

Performance Criteria	Weighting at Target Achievement
Gross written premium	40%
Expense management	30%
Service quality	30%

Mr. Oltman was not eligible for a cash bonus in 2023.

Mr. Gibbons was eligible for a cash bonus between $81,300 and $186,900, with a target of $162,500. The first 50% of the potential cash bonus is based upon the achievement of consolidated actual adjusted accident year underwriting income in 2023 between $28.134 million and $67.522 million, with a target of $56.268 million. The second 50% of the potential cash bonus is based upon the ratio of actual consolidated accident year gross written premium in 2023 to planned consolidate gross written premiums of $485.07 million, the achievement of certain expense and budget management goals in 2023, and the achievement in 2023 of certain service quality goals. The weightings for each of these performance criteria in the second 50% of the potential cash bonus, which varied based on extent of achievement, are set forth in the following table:

Performance Criteria	Weighting at Target Achievement
Gross written premium	40%
Expense management	30%
Service quality	30%

Mr. Elliott was eligible for a cash bonus between $100,000 and $230,000, with a target of $200,000. The first 50% of the potential cash bonus is based upon the achievement of consolidated actual adjusted accident year underwriting income in 2023 between $28.134 million and $67.522 million, with a target of $56.268 million. The second 50% of the potential cash bonus is based upon the ratio of actual consolidated accident year gross written premium in 2023 to planned consolidate gross written premiums of $485.07 million, the achievement of certain expense and budget management goals in 2023, and the achievement in 2023 of certain service quality goals. The weightings for each of these performance criteria in the second 50% of the potential cash bonus, which varied based on extent of achievement, are set forth in the following table:

Performance Criteria	Weighting at Target Achievement
Gross written premium	40%
Expense management	30%
Service quality	30%

Mr. Lam was eligible for a cash bonus between $100,000 and $240,000, with a target of $200,000. The first 50% of the potential cash bonus is based upon the achievement of consolidated actual adjusted accident year underwriting income in 2023 between $28.134 million and $67.522 million, with a target of $56.268 million. The second 50% of the potential cash bonus is based upon the achievement of Penn-America actual adjusted accident year underwriting income in 2023 between $21.492 million and $51.581 million, with a target of $42.984 million and upon the achievement of Penn-America of actual gross written premiums in 2023 between $385.417 million and $471.065 million, with a target of $428.241 million. The weightings for each of these performance criteria in the second 50% of the potential cash bonus, which varied based on extent of achievement, are set forth in the following table:

Performance Criteria	Weighting at Target Achievement
Adjusted Accident Year Underwriting Income	65%
Actual Gross Written Premiums	35%

For each performance criteria with respect to the cash bonus opportunities for Messrs. McGeehan, Gibbons, Elliott and Lam actual performance results between the specified goal ranges are subject to interpolation and adjustment outside of the ranges based on individual performance as assessed by the Nom-Comp Committee.

Performance Results

While Global Indemnity did not fully meet underwriting goals, Messrs. McGeehan, Gibbons, and Elliott received a cash bonus based on partially achieving the accident year underwriting income goal with $40.46 million in 2023 accident year underwriting income, expense management and service quality goals being met and individual performance criteria not measured by underwriting goals, expense management or service quality.

While Global Indemnity and Penn-America did not fully meet underwriting goals, Mr. Lam received a cash bonus base on Global Indemnity partially achieving the accident year underwriting income goal with $40.46 million in 2023 accident year underwriting income, Penn-America’s actual gross written premiums of $234.9 million, and individual performance criteria not measured by underwriting results.

The following table sets forth the amount of cash bonus paid to each of our named executive officers on March 15, 2024, for 2023:

Named Executive Officer	2023 Cash Bonus Amount Earned ($)
Joseph W. Brown	2,000,000
Thomas M. McGeehan	200,000
Jonathan E Oltman	0
Thomas P. Gibbons	75,000
David C. Elliott	125,000
Stanley K. Lam	125,000

Equity Bonus Opportunity

Performance Objectives and Target Equity Bonuses

Mr. Brown was not eligible for an equity bonus.

Mr. Oltman was not eligible for an equity bonus because his employment ceased on December 31, 2023.

Messrs. McGeehan, Gibbons, Elliott, and Lam were eligible for an equity bonus if Global Indemnity’s consolidated accident year underwriting income equaled or exceeded 80% of the targeted consolidated accident year underwriting income as discussed in “Cash Bonus Opportunity” above. Mr. McGeehan was eligible for an equity bonus between $200,000 and $300,000, with a target of $250,000. Mr. Gibbons was eligible for an equity bonus between $130,000 and $195,000, with a target of $162,500. Mr. Elliott was eligible for an equity bonus between $160,000 and $240,000, with a target of $200,000. Mr. Lam was eligible for an equity bonus between $160,000 and $240,000, with a target of $200,000. Equity bonuses are payable in BVRs.

Performance Results

Messrs. McGeehan, Gibbons, Elliott, and Lam did not qualify for an equity bonus as Global Indemnity’s 2023 underwriting income of $40.4 million was not at least 80% of the 2023 policy year underwriting income goal of $56.268 million.

Other Cash and Equity Awards

Mr. Brown received options on October 21, 2022 to buy 200,000 Class A Common Shares with an exercise price of $20.77. The options vested and became exercisable as follows: 25% on each of November 1, 2022, February 1, 2023, May 1, 2023. Mr. Brown received options on January 2, 2024 to buy 200,000 Class A Common Shares with an exercise price of $32.00. The options vest and become exercisable as follows: 25% each on the first business day of each quarter in 2024 if Mr. Brown is an employee as of each such vesting date. Vesting would accelerate if, prior to vesting, Mr. Brown’s employment with Global Indemnity is terminated by GBLI other than in respect of a Cause Event (as defined in the 2024 CEO Agreement), Mr. Brown’s death or his permanent disability. 25% of the options vested on January 2, 2024 and 25% of the options vested on April 1, 2024. If Mr. Brown is employed by GBLI on January 1st of each year, beginning in 2025, he is eligible to receive 50,000 options to buy Class A Common Shares with an exercise price equal to the closing price of GBLI’s Class A Common Shares on the date of grant. The options, if granted, will vest on December 31, 2028 (subject to Mr. Brown remaining employed with GBLI through each vesting date).

Mr. Oltman received options on January 19, 2021 to buy 140,000 Class A Common Shares with an exercise price of $28.70. One-third of the options will vest on April 1 of each of 2022, 2023 and 2024, subject to the achievement of certain underwriting results for the applicable year as determined by the Board and Mr. Oltman being a Company employee in good standing as of the applicable vesting date. One-third of the options failed to vest on April 1, 2022 as certain underwriting results were not achieved in 2021 and one-third of the options failed to vest on April 1, 2023 as certain underwriting results were not achieved in 2022. One-third of the options failed to vest when Mr. Oltman’s employment with GBLI ended. Mr. Oltman received 26,507 RSUs on June 18, 2019. The RSUs vest 10%, 20%, 30% and 40% on June 18 of each of 2021, 2022, 2023 and 2024, in each case subject to continued service to us through each applicable vesting date. 10% of the RSUs vested on June 18, 2021, 20% of the RSUs vested on June 18, 2022, and 30% of the RSUs vested on June 18, 2023. 40% of the RSUs failed to vest when Mr. Oltman’s employment with GBLI ended.

Mr. Gibbons received 19,181 RSUs on February 9, 2020. The RSUs vest 10%, 20%, 30% and 40% on June 18 of each of 2021, 2022, 2023 and 2024, in each case subject to continued service to us through each applicable vesting date. 10% of the RSUs vested on June 18, 2021, 20% vested on June 18, 2022 and 30% vested on June 18, 2023. Mr. Gibbons received $100,000 of BVRs on March 3, 2022. 16.5% of the BVRs vested on January 1, 2023, 16.5% vested on January 1, 2024 and 17% are scheduled to vest on January 1, 2025. 50% of the BVRs vest if i.) certain combined ratio and premium targets were met in 2022, and ii.) upon the re-measurement of the 2022 combined ratio of GBLI’s insurance operations as of the end of 2025. Mr. Gibbons received $75,000 of BVRs on March 6, 2024. 50% of these BVRs vest on March 6, 2026 and March 6, 2027, respectively.

Mr. Elliott received 17,007 RSUs on February 9, 2020. The RSUs vest 10%, 20%, 30% and 40% on June 18 of each of 2021, 2022, 2023 and 2024, in each case subject to continued service to us through each applicable vesting date. 10% of the RSUs vested on June 18, 2021, 20% vested on June 18, 2022, and 30% vested on June 18, 2023. Mr. Elliott received 50,000 options on March 6, 2024 to purchase Global Indemnity Class A

Common Shares with an exercise price of $30.00. One-third of the options will vest on March 6 of each of 2025, 2026, and 2027, subject to continued employment in good standing as of the applicable vesting date.

Mr. Lam received 17,007 RSUs on June 18, 2019. The RSUs vest 10%, 20%, 30% and 40% on June 18 of each of 2021, 2022, 2023 and 2024, in each case subject to continued service to us through each applicable vesting date. 10% of the RSUs vested on June 18, 2021, 20% vested on June 18, 2022, and 30% vested on June 18, 2023. Mr. Lam received 50,000 options on March 6, 2024 to purchase Global Indemnity Class A Common Shares with an exercise price of $30.00. One-third of the options will vest on March 6 of each of 2025, 2026, and 2027, subject to continued employment in good standing as of the applicable vesting date.

The Nom-Comp Committee believes that the targets it sets annually for cash and equity bonuses are challenging but within reach for a talented executive team. The Nom-Comp Committee is also empowered to exercise negative discretion and reduce the bonuses otherwise payable to any of our employees if the Nom-Comp Committee determines that particular corporate results were achieved without significant personal contributions by the particular employee. In addition, certain awards are subject to re-measurements at the conclusion of applicable performance periods, which may result in forfeiture of the awards or a portion thereof. The Nom-Comp Committee may also claw back bonuses if our financial statements are restated.

Other Considerations

Equity Ownership Generally

We have adopted certain policies with respect to equity compensation, all of which apply to our named executive officers, such as policies regarding insider trading which prohibit trading during periods immediately preceding the release of material non-public information. We also permit our named executive officers to establish Rule 10b5-1 trading plans, subject to the prior approval of our in-house legal department.

We expect our named executive officers to maintain a significant personal ownership stake in our company. While we have not established share ownership guidelines, as noted above, equity awards that are made upon an executive’s commencement of employment are also often contingent on the executive’s purchase of restricted stock, and we may consider adopting such guidelines in the future. The Company’s insider trading policy prohibits officers, directors and employees from purchasing the Company’s securities on margin and from holding the Company’s securities in margin accounts and prohibits officers and directors from engaging in short sales of the Company’s securities or trading in any options (including, but not limited to, puts and calls) to buy or sell such securities.

Other Benefits

Our named executive officers are entitled to participate in the various benefits made available to our employees generally, including retirement plans, group health plans, paid vacation and sick leave, basic life insurance, and short-term and long-term disability benefits. Furthermore, all of our and our subsidiaries’ directors and officers are covered by our directors’ and officers’ liability insurance.

Post-Employment Benefits, Severance and Change in Control Policy

The post-employment benefits available to our named executive officers are subject to the terms of the executives’ employment agreements and arrangements. Our named executive officers are not provided with a supplemental retirement benefit plan or other pension beyond that of our 401(k) plan and matching contributions available to all of our participating employees.

The Nom-Comp Committee and our Board approve appropriate severance policies for each executive officer designed to (1) compensate an executive who is involuntarily separated from us for reasons other than for “cause” and (2) compensate the executive to the extent the executive is subject to a post-termination non-compete agreement.

We have adopted a limited change in control policy designed to incentivize our executive officers to pursue transactions which benefit our shareholders. The entitlement to accelerated vesting of restricted shares and options in the event that we undergo a change in control varies from executive officer to executive officer. For details regarding the potential for accelerated vesting of restricted shares, RSUs, book value rights, BVARs, and options, see the descriptions below under “Employment Agreements.” For additional details of the consequences of termination or change in control to the named executive officers, please see the disclosure related to the named executive officers under “Potential Payments Upon Termination or Change in Control” below.

Impact of Accounting, Tax and Legal Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the deductibility of compensation paid to our Chief Executive Officer and other “covered employees” as defined in Section 162(m) of the Code. Covered employees generally include (among others) all of the executive officers shown in the Summary Compensation Table in this proxy statement and may include any future executive officers shown in any Summary Compensation Table in any of our future proxy statements. No tax deduction is allowed for compensation paid to any covered employee to the extent that the total compensation for that executive exceeds $1,000,000 in any taxable year.

We also take into account Sections 280G and 4999 of the Code when structuring compensation. These two sections relate to the imposition of excise taxes on executives who receive, and the loss of deductibility for employers who pay, “excess parachute payments” made in connection with a change in control. We often structure our compensation opportunities in a manner that helps reduce the impact of Sections 280G and 4999 of the Code.

Say-on-Pay and Say-on-Frequency

The Nom-Comp Committee has considered the result of the 2023 advisory, non-binding “say-on-pay” vote in connection with the discharge of its responsibilities. Over 99% of the votes cast approved the compensation of our named executive officers described in our proxy statement in 2023. As the level of support received by our stockholders was high, the Nom-Comp Committee decided not to make any material changes to our executive compensation programs.

In light of the voting results with respect to the frequency of shareholder votes on named executive officer compensation at the 2023 Annual Meeting in which a substantial majority of our shareholders voted for “say-on-pay” proposals to occur every three years, the Board held, in accordance with the results of such vote, a triennial advisory vote on the compensation of named executive officers until the next required vote on the frequency of shareholder votes on named executive officer compensation.

COMPENSATION COMMITTEE REPORT

The Nom-Comp Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Nom-Comp Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The Nomination, Compensation, & Governance

Committee

Fred R. Donner, Chairman

Jason B. Hurwitz

Fred E. Karlinsky

SUMMARY COMPENSATION TABLE FOR 2021, 2022 AND 2023

The following table shows information concerning the compensation of our named executive officers for the 2021, 2022, and 2023 fiscal years.

	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)		Total($)
Joseph W. Brown (4)	2023	1,000,000	2,000,000	—	—	—	—	16,678	(5)	3,016,678
Chief Executive	2022	192,308	—	—	596,000	—	—	4,590		792,898
	2021	—	—	—	—	—	—	—		—

Thomas M. McGeehan	2023	500,000	—	—	—	200,000	—	27,190	(6)	727,190
Former Chief Financial Officer	2022	500,000	—	—	—	200,000	—	24,655		724,655
	2021	500,000	—	—	—	200,000	—	26,880		726,880

Jonathan E. Oltman (7)	2023	650,000	—	—	—	—	—	55,824	(8)	705,824
Former President – Ins. Ops	2022	650,000	—	—	—	—	—	40,042		690,042
	2021	639,423	—	—	—	973,000	—	27,985		1,640,408

Thomas P. Gibbons	2023	325,000	—	—	—	109,753	—	42,668	(9)	477,422
Chief Actuary	2022	319,231	—	—	—	142,827	—	30,910		492,968
	2021	300,000	—	—	—	115,000	—	25,201		440,201

David C. Elliott	2023	376,923	—	—	—	125,000	—	38,963	(10)	540,886
SVP, Claims	2022	300,000	—	—	—	100,000	—	28,189		428,189
	2021	300,000	—	—	—	100,000	—	23,773		423,774

Stanely Lam	2023	376,923	—	—	—	188,704	—	34,394	(11)	600,021
SVP, Penn-America	2022	296,539	—	—	—	105,000	—	22,946		424,485
	2021	277,500	—	—	—	50,000	—	16,566		344,066

(1)

The amounts listed represent the aggregate grant date fair value of restricted stock granted in prior fiscal years for the named executive officers in accordance with Topic 718. See Note 18 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2023 regarding assumptions underlying the valuation of equity awards.

(2)

The amounts listed represent the aggregate grant date fair value of stock options granted for the named executive officers in accordance with Topic 718. See Note 18 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2023 regarding assumptions underlying valuation of equity awards.

(3)

Represents cash bonus payments earned for performance in that fiscal year. Cash bonus payments are paid in March of the subsequent fiscal year. See “Cash Bonus Opportunity” above for a discussion on 2022 cash bonus opportunities. For Mr. Gibbons, the amount in 2022 includes both his cash bonus for performance in 2022 and $42,827 of accrued BVRs in respect to his $100,000 BVR grant in 2022.

(4)	Mr. Brown became Chief Executive Officer in October 2022.

(5)	Represents life insurance premiums of $139 and travel and housing expense of $16,539.

(6)	Amount includes matching contributions under our 401(k) plan of $19,800, $214 in life insurance premiums, and accrued dividend payments on share vestings paid as ordinary income of $7,176.

(7)	Mr. Oltman ceased being employed by us on December 31, 2023.

(8)	Amount includes matching contributions under our 401(k) plan of $19,500, $214 in life insurance premiums, and accrued dividend payments on share vestings paid as ordinary income of $36,110.

(9)

Amount includes matching contributions under our 401(k) plan of $19,500, $214 in life insurance premiums, accrued dividend payments on share vestings paid as ordinary income of $21,455, and health savings account contributions of $1,500.

(10)

Amount includes matching contributions under our 401(k) plan of $18,000, $214 in life insurance premiums, accrued dividend payments on share vestings paid as ordinary income of $19,249, and health savings account contributions of $1,500.

(11)

Amount includes matching contributions under our 401(k) plan of $12,077, $214 in life insurance premiums, accrued dividend payments on share vestings paid as ordinary income of $20,603, and health savings account contributions of $1,500.

GRANTS OF PLAN-BASED AWARDS IN 2023

The following table shows information concerning grants of plan-based awards made by us in 2023 to our named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
Name		Threshold($)	Target($)	Maximum($)	Threshold (#)	Target (#)	Maximum (#)
Joseph W. Brown	—	—	—	—	—	—	—	—	—	—	—
Thomas M. McGeehan	03/05/23	200,000	250,000	300,000	—	—	—	—	—	—	—
	03/15/23	125,000	250,000	287,500	—	—	—	—	—	—	—
Jonathan E. Oltman	03/15/23	243,750	325,000	406,250	—	—	—	—	—	—	—
Thomas P. Gibbons	03/05/23	130,000	162,500	195,000	—	—	—	—	—	—	—
	03/15/23	81,300	162,500	186,900	—		—	—	—	—	—
David C. Elliott	03/05/23	160,000	200,000	240,000	—	—	—	—	—	—	—
	03/15/23	100,000	200,000	230,000	—	—	—	—	—	—	—
Stanley K. Lam	03/05/23	160,000	200,000	240,000	—	—	—	—	—	—	—
	03/15/23	100,000	200,000	240,000	—	—	—	—	—	—	—

(1)

For additional information on our named executive officers’ cash incentive bonus opportunities and actual amounts earned see the discussion under the “Annual Bonus Incentives” and the amounts disclosed under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)

Grant date fair value calculated pursuant to Topic 718. See Note 18 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2023 regarding assumptions underlying the valuation of equity awards.

EMPLOYMENT AGREEMENTS

Employment Agreements and Arrangements

Joseph W. Brown

On October 21, 2022, Global Indemnity and Mr. Brown executed a Chief Executive Officer Agreement (the “Brown CEO Agreement”) which provides for an employment term from October 21, 2022 through December 31, 2023. The Brown CEO Agreement provided for an annual base salary of $1,000,000.

The Brown CEO Agreement provides for a grant of 200,000 stock options to acquire Class A Common shares with an exercise price of $20.77. The options vest in four equal tranches as follows: 25% each on November 1, 2022, February 1, 2023, May 1, 2023 and August 1, 2023 (subject to Mr. Brown remaining employed with the Company through each vesting date). Such options may generally be transferred to Mr. Brown’s spouse, children and/or grandchildren only (or to an estate planning entity for the benefit of such individuals only). To the extent vested, such options are exercisable within 7 years of the grant.

The Brown CEO Agreement provides that Global Indemnity may terminate Mr. Brown’s employment at any time for any reason. In the event of Mr. Brown’s termination by Global Indemnity without “cause” (as defined in the Brown CEO Agreement), Mr. Brown will receive as severance an aggregate amount equal to (i) the balance of his annual base salary prorated based on how many months he served as the Chief Executive, and (ii) the full bonus amount (i.e., $2,000,000). In addition, if Mr. Brown is terminated without cause prior to August 1, 2023, the stock option will accelerate and fully vest. Payment of any severance is contingent upon compliance with the terms in the Brown CEO Agreement, including Mr. Brown’s execution of and not revoking a general release of claims in favor of Global Indemnity.

The Brown CEO Agreement includes perpetual confidentiality and mutual non-disparagement provisions, and two-year post-termination non-competition and non-solicitation provisions.

On January 17, 2024, Global Indemnity Group, LLC (“GBLI”) and Joseph W. Brown entered into the terms of a Chief Executive Officer Agreement (“2024 CEO Agreement”) setting forth the principal terms of Mr. Brown’s continued employment as Chief Executive Officer of GBLI.

The 2024 CEO Agreement commenced on January 1, 2024 and continues in one-year intervals, expiring on December 31, 2028. The minimum annual base salary is $1,000,000 (“Base Salary”) with a minimum annual bonus opportunity of $2,000,000, payable in cash by March 15 of each year beginning on March 15, 2025 (the “Bonus Amount”), subject to Mr. Brown remaining employed with GBLI through December 31 of the previous year. The 2024 CEO Agreement also provides for Mr. Brown’s reimbursement for reasonable work-related lodging, housing and transportation expenses.

The 2024 CEO Agreement provides for a grant of 200,000 stock options to acquire GBLI Class A common shares with an exercise price equal to the closing price of GBLI’s Class A common shares on the date of grant. The options vest in four equal tranches as follows: 25% each on the first business day of each quarter in 2024 (subject to Mr. Brown remaining employed with the Company through each vesting date), and to the extent vested, are exercisable within 7 years of the grant notwithstanding any earlier termination of employment. The stock options are subject to the terms and conditions for stock options as reflected in the Company’s 2023 Share Incentive Plan and written option agreement.

The 2024 CEO Agreement further provides that on the first business day of each year, beginning in 2025, if Mr. Brown is employed by the Company, he shall be granted 50,000 stock options to acquire GBLI Class A common shares with an exercise price equal to the closing price of GBLI’s Class A common shares on the date of grant. The options, if granted, will vest on December 31, 2028 (subject to Mr. Brown remaining employed with the Company through each vesting date), and to the extent vested, are exercisable within 7 years of the grant notwithstanding any earlier termination of employment. The stock options are subject to the terms and conditions for stock options as reflected in the Company’s share incentive plan in place at the time of the grant.

The 2024 CEO Agreement provides that GBLI may terminate Mr. Brown’s employment at any time for any reason. In the event of Mr. Brown’s termination by GBLI other than for “cause” (as defined in the 2024 CEO Agreement) and not due to his death or disability, Mr. Brown will receive as severance an aggregate lump-sum cash amount equal to (i) the balance of his Base Salary prorated based on the number of months he served as the Chief Executive Officer of GBLI during that year, and (ii) the full Bonus Amount. In addition, an granted, but unvested stock options granted on or after January 1, 2025 will vest and become fully exercisable. Payment of any severance is contingent upon compliance with the terms in the CEO Agreement, including Mr. Brown’s execution and non-revocation of a general release of claims in favor of GBLI.

The 2024 CEO Agreement includes perpetual confidentiality and mutual non-disparagement provisions, and two-year post-termination non-competition and employee and customer non-solicitation provisions.

For information on Mr. Brown’s bonus opportunities, see the discussion related to Mr. Brown under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. Brown’s employment agreements, please see the disclosure related to Mr. Brown under “Potential Payments Upon Termination or Change in Control” below.

Thomas M. McGeehan

Mr. McGeehan retired on March 31, 2024. Mr. McGeehan had an executive employment agreement with the Company. The agreement initially began with a predecessor company, United America Indemnity, Ltd., but was amended to reflect the Company as a party. The initial employment term was from December 8, 2009 through December 31, 2012, and was been renewed annually until his retirement. The agreement contained additional one-year renewal terms unless either party gave 120 days’ prior written notice of non-renewal to the other.

The employment agreement provided that Mr. McGeehan was entitled to an annual base salary of not less than $300,000, which was subject to review each year the agreement is in effect, commencing with calendar year 2010, and provided an initial award of 16,000 restricted Class A Common Shares, vesting in one-fourth equal installments on each anniversary of the date of grant. After the July 2, 2010 one-for-two reverse stock split, Mr. McGeehan’s awarded shares were adjusted accordingly to reflect an award of 8,000 Class A Common Shares.

For information on Mr. McGeehan’s bonus opportunities see the discussion related to Mr. McGeehan under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under Mr. McGeehan’s employment agreement, please see the disclosure related to Mr. McGeehan under “Potential Payments Upon Termination or Change in Control” below.

Jonathan E. Oltman

Mr. Oltman’s employment with us ended on December 31, 2023. In connection with Mr. Oltman’s appointment as President of our insurance operations, the Company and Mr. Oltman executed the “Terms of Employment” on January 19, 2021. The term of the Terms of Employment ran from January 19, 2021 through December 31, 2023. The Terms of Employment provided for an annual base salary of $650,000. The Terms of Employment provided for a grant of 140,000 stock options to acquire Class A Common Shares, of which one-third was scheduled to vest on April 1 of each of 2022, 2023 and 2024, subject to (i) the achievement of certain underwriting results for the applicable year as determined by the Board, and (ii) Mr. Oltman being a Company employee in good standing as of the applicable vesting date. All vested, unexercised stock options were scheduled to expire on the earlier of (i) January 31, 2031, (ii) the last day of the twenty-fourth month after the date Mr. Oltman’s employment was terminated without cause, (iii) ninety calendar days after the date Mr. Oltman voluntarily terminated his employment with us, (iv) the date Mr. Oltman precipitated a cause event, (v) the date Mr. Oltman’s employment was terminated for cause, and (vi) the date Mr. Oltman materially breached any material post-employment agreements with Global Indemnity.

The Terms of Employment provided Mr. Oltman with a bonus award opportunity between $487,500 and $812,500 with a target of $650,000, payable 50% in cash and 50% in Class A Common Shares. Calendar years 2021, 2022 and 2023 (corresponding to the Company’s fiscal years) are referred to as “Contract Year(s)”. With respect to each Contract Year during which Mr. Oltman served as President for the entirety of such year (or in the case of 2021, from January 19, 2021 through December 31, 2021), if and only if Global Indemnity’s insurance and reinsurance operations’ (“Penn-Patriot’s”) actual consolidated policy year underwriting income for such Contract Year (the “Actual Contract Year UI”) equaled or surpassed 75% of the amount of Penn-Patriot’s consolidated policy year underwriting income included in the business plan approved (and as may be modified) by the Board in respect of such Contract Year (the “Board Targeted UI”), then Mr. Oltman would have been entitled to a bonus award (“Bonus Award”) in respect of such Contract Year. The Bonus Award in respect of a Contract Year would have been $487,500 if the Actual Contract Year UI was 75% of the Board Targeted UI, $650,000 if the Actual Contract Year UI was 100% of the Board Targeted UI, and $812,500 if the Actual Contract Year UI was 125% or more of the Board Targeted UI. If the Actual Contract Year UI was between 75% and 125% of the Board Targeted UI, the Bonus Award in respect of a Contract Year would have been determined by interpolation.

A Bonus award would have been payable as follows: (i) if on April 1 of the calendar year immediately following the close of a Contract Year, Mr. Oltman was on such date then employed by the Company and in good standing, then fifty percent (50%) of the Bonus Award in respect of such Contract Year, if any, would be deemed earned and be paid in cash (the “Bonus Award Paid Amount”); and (ii) if on April 1 of the fourth (4th) calendar year following the close of each Contract Year, Mr. Oltman was then employed by the Company and in good standing, or, if Mr. Oltman was no longer employed by Global Indemnity at such time, but Mr. Oltman (A) had not voluntarily terminated his employment with the Company, and (B) had neither been terminated for cause, precipitated a cause event, nor materially breached any material post-employment agreements, then the Bonus Award in respect of such Contract Year would have been redetermined (i.e., trued-up) based upon the (x) underwriting loss and loss adjustment expense developments in respect of the Contract Year as of December 31 of the third (3rd) calendar year following such Contract Year (the “True-up Date”) and (y) an actuarial assessment of incurred but not reported underwriting losses and loss adjustment expenses in respect of such Contract Year as of the True-up Date (the “Trued-up Bonus Award”). In the event a Trued-up Bonus Award for a Contract Year exceeds the Bonus Award Paid Amount in respect of such Contract Year, then Mr. Oltman would at such time have been paid the amount of such excess (the “Excess Payment”) in fully vested Class A Common Shares. The number of such shares would have been determined by (i) the Excess Payment divided by (ii) the per share price of Class A Common Shares on December 31 of the applicable Contract Year. In addition, the Company would have paid to Mr. Oltman the cash amount of dividends that would have been payable to the holder of such number of shares if those shares had been issued on December 31 of the applicable Contract Year.

On January 17, 2024, GBLI and Mr. Oltman entered into a Separation Agreement (the “Separation Agreement”). Among other provisions, the Separation Agreement provides, subject to the terms and conditions set forth therein, for severance payments of $487,500 in the aggregate over a 9-month period following the December 31, 2023 separation date (“Separation Date”). The Separation Agreement modifies Mr. Oltman’s existing covenants not to (i) solicit or hire GBLI’s employees or business and (ii) compete with GBLI, such that, among other things, such covenants run for a period of 18 months and are eliminated after the Separation Date, respectively. Additionally, Mr. Oltman will remain subject to perpetual confidentiality obligations, and Mr. Oltman and GBLI will remain subject to perpetual non-disparagement provisions.

For information on Mr. Oltman’s bonus opportunities in 2022, see the discussion related to Mr. Oltman under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control under the Terms of Employment, please see the disclosure related to Mr. Oltman under “Potential Payments Upon Termination or Change in Control” below.

Thomas P. Gibbons

Mr. Gibbons is an at-will employee and does not have an executive employment agreement or arrangement.

For information on Mr. Gibbon’s bonus opportunities, see the discussion related to Mr. Gibbons under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control, please see the disclosure related to Mr. Gibbons under “Potential Payments Upon Termination or Change in Control” below.

David C. Elliott

Mr. Elliott is an at-will employee and does not have an executive employment agreement or arrangement.

For information on Mr. Elliott’s bonus opportunities, see the discussion related to Mr. Elliott under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control, please see the disclosure related to Mr. Elliot under “Potential Payments Upon Termination or Change in Control” below.

Stanley K. Lam

Mr. Lam is an at-will employee and does not have an executive employment agreement or arrangement.

For information on Mr. Lam’s bonus opportunities, see the discussion related to Mr. Lam under “Target Incentives Under Employment Agreements” in the Compensation Discussion and Analysis above.

For a discussion of the consequences of termination or change in control, please see the disclosure related to Mr. Lam under “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023

The following table shows information concerning outstanding equity awards held by our named executive officers as of December 31, 2023.

	Option Awards						Stock Awards (4)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Joseph W. Brown	200,000	(2)	—	—	20.77	10/21/29	—		—	—	—
Thomas M. McGeehan	—		—	—	—	—	—		—	—	—
Jonathan E. Oltman	—		—	—	—	—	—		—
Thomas P. Gibbons	—		—	—	—	—	7,673	(3)	247,378	—	—
David C. Elliott	—		—	—	—	—	6,804	(3)	219,361		—
Stanley K. Lam	—		—	—	—	—	6,295	(3)	202,951		—

(1)	Value based on December 29, 2023 closing share price of $32.24, as reported on the NYSE.

(2)

Represents vested options to purchase restricted Class A Common Shares. These options were granted on October 21, 2022, with an exercise price equal to $20.77. These options were granted per the terms of the Brown CEO Agreement.

(3)	Represents grant of RSUs that vest on June 18, 2024.

(4)	All vesting, unless otherwise noted, is contingent upon the executive remaining employed and in good standing at the time of the vesting.

OPTION EXERCISES AND STOCK VESTED IN 2023

The following table shows the stock vested in 2023 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Joseph W. Brown	—	—	—	—
Thomas M. McGeehan (2)	—	—	2,392	55,758
Jonathan E. Oltman (3)	—	—	9,386	301,727
Thomas P. Gibbons (4)	—	—	6,672	215,539
David C. Elliott (5)	—	—	5,991	192,864
Stanley K. Lam (6)	—	—	5,294	172,643

(1)

The amounts in this column reflect the value realized upon the vesting of stock award, based on the closing price of our Class A Common Shares, as reported on New York Stock Exchange, on the applicable vesting dates.

(2)	Pertains to the March 13, 2023 vesting of 2,392 RSUs.

(3)	Pertains to the January 1, 2023 vesting of 1,434 RSUs and the June 18, 2023 vesting of 7,952 RSUs.

(4)	Pertains to the January 1, 2023 vesting of 918 RSUs and the June 18, 2023 vesting of 5,754 RSUs.

(5)	Pertains to the January 1, 2023 vesting of 889 RSUs and the June 18, 2023 vesting of 5,102 RSUs.

(6)	Pertains to the January 1, 2023 vesting of 573 RSUs and the June 18, 2023 vesting of 4,721 RSUs.

PENSION BENEFITS IN 2023

None of our named executive officers participate in or have account balances in any defined benefit plans sponsored by us.

NONQUALIFIED DEFERRED COMPENSATION IN 2023

None of our named executive officers participate in any nonqualified deferred compensation plans maintained by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary of the agreements, plans, and arrangements that provide for payment to our current named executive officers at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or with a change in control or a change in the named executive officer’s responsibilities, as of December 31, 2023.

The amounts reflected below do not include life insurance payouts that would have been made to our named executive officers upon death on December 31, 2023. Mr. Gibbons has an additional voluntary life insurance policy that provides $300,000 in coverage. Mr. Elliott has an additional voluntary life insurance policy that provides $250,000 in coverage. Mr. Lam has an additional voluntary life insurance policy that provides $500,000 in coverage.

Joseph W. Brown

Under the Brown CEO Agreement, Mr. Brown’s employment can be terminated at any time by us, with or without cause, or by Mr. Brown at any time.

•

Termination by Us for Cause. If Mr. Brown’s employment was terminated for cause, Mr. Brown would receive all accrued, but unpaid, base salary through the termination date and any vesting of restricted shares and/or options would cease.

Under the Brown CEO Agreement, “cause” or a “cause event” includes conduct constituting fraud, dishonesty, malfeasance, gross incompetence, gross misconduct, or gross negligence, (ii) Mr. Brown being officially charged with or indicted for a felony criminal offense, (iii) Mr. Brown failing to follow the lawful written instructions of the Board or the chairman of the Board and (iv) Mr. Brown’s material violation of the Company’s governance rules, code of conduct, conflict of interest, or similar Global Indemnity policies applicable to Global Indemnity’s employees generally or senior executives generally.

•

Termination by Us Without Cause. If we terminate Mr. Brown without cause, Mr. Brown is entitled to severance payments equal to the balance of his annual base salary through the end of the term of the Brown CEO Agreement prorated based on how many months Mr. Brown served in the role, and the full $2,000,000 bonus amount, subject to the execution of a general release.

•

Change in Control. All of Mr. Brown’s unvested options, if any, become vested upon a change in control of GBLI. In addition, if the benefits provided for in the Brown CEO Agreement or otherwise payable to Mr. Brown constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 thereof, Mr. Brown will receive a gross-up payment from GBLI sufficient to pay such excise tax plus an additional amount sufficient to pay the excise tax and other applicable taxes arising from such payment.

Assuming Mr. Brown’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2023, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Other($)	Total($)
With Cause (1)	—	—	—	—	—
Without Cause (2)	—	—	—	2,000,000	2,000,000
Change in Control	—	—	—	—	—

(1)	We would have had no further obligation to Mr. Brown except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	If Mr. Brown were terminated without cause, he would be entitled to his full bonus amount.

Jonathan E. Oltman

The January 19, 2021 Terms of Employment provided that Mr. Oltman’s employment could be terminated at any time by us with or without cause or by Mr. Oltman at any time. The Terms of Employment included perpetual confidentiality and mutual non-disparagement provisions, and two-year post termination non-competition and employee and customer non-solicitation provisions.

•

Termination by Us for Cause. If Mr. Oltman’s Terms of Employment were terminated for cause, Mr. Oltman would have received all accrued, but unpaid, base salary through the termination date and any vesting of restricted shares and/or options would cease.

Per the Terms of Employment “cause” included one or more of the following as determined by the Board in its sole discretion: (1) conduct of Mr. Oltman constituting fraud, dishonesty, malfeasance, gross incompetence, gross misconduct, or gross negligence; (2) Mr. Oltman being officially charged with or indicted for a felony criminal offense involving violence or moral turpitude; (3) Mr. Oltman failing to follow the lawful written instructions of the Chairman of the Board or the Board; or (4) Mr. Oltman’s violation of the Company’s governance, code of conduct, conflict of interest or similar Company policies applicable to Company employees generally or senior executives generally.

•

Termination by Us Without Cause. Per the Terms of Employment, if we terminated Mr. Oltman without cause, Mr. Oltman would be entitled to severance payments equal to one month of base salary for each 12 months of employment prior to the date of termination and his base salary otherwise payable between the date of termination and December 31, 2023. Any severance amount was payable monthly over the twenty-two months beginning on the 60th day following termination. Severance payments were subject to the execution of a general release.

•

Change in Control. All of Mr. Oltman’s unvested restricted shares, RSUs and unvested options, if any, would have become vested upon a change in control of Global Indemnity. For details regarding Mr. Oltman’s unvested RSUs and restricted shares, if any, see the description related to Mr. Oltman in the “Outstanding Equity Awards at December 31, 2023” table.

Assuming Mr. Oltman’s employment was terminated under any of these circumstances, including if his Terms of Employment were in effect, or a change in control occurred on December 31, 2023, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause	487,500	—	—	—	487,500
Change in Control	—	—	—	—	—

(1)	We would have no further obligation to Mr. Oltman, except to pay him for all accrued, but unpaid, base salary through the termination date.

Thomas M. McGeehan

Under Mr. McGeehan’s employment agreement with us, Mr. McGeehan’s employment could have been terminated at any time by us with or without cause, or upon his death or disability or by Mr. McGeehan upon 90 days’ written notice. For 12 months following Mr. McGeehan’s termination for any reason, Mr. McGeehan would have been subject to certain non-compete, non-solicit and confidentiality obligations.

•

Termination by Us for Cause, Death, Disability or Resignation. If Mr. McGeehan’s employment was terminated because of death, disability, Mr. McGeehan’s resignation (other than as a result of our failure to offer a reasonable relocation package due to our relocation) or for cause, Mr. McGeehan would receive all accrued, but unpaid, base salary and any vesting of restricted shares and/or options would cease.

Under Mr. McGeehan’s employment agreement, “cause” generally meant (1) Mr. McGeehan substantially failing to perform his material duties after notice from us and failure to cure such violation within 10 days of the notice (to the extent the Board reasonably determines such failure to perform is curable and subject to notice) or violating any of our material policies, including our corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all of our employees and senior executives, (2) the engaging by Mr. McGeehan in any malfeasance, fraud, dishonesty or gross misconduct adverse to our interests, (3) the material violation by Mr. McGeehan of certain provisions of his employment agreement or share/option agreements after notice from us and a failure to cure such violation within 10 days of the notice, (4) a breach by Mr. McGeehan of any representation or warranty in his employment agreement or share/option agreements, (5) the determination by the Board that Mr. McGeehan has exhibited incompetence or gross negligence in the performance of his duties, (6) receipt of a final written directive or order of any governmental body or entity having jurisdiction over us requiring termination or removal of Mr. McGeehan, or (7) Mr. McGeehan being charged with a felony or other crime involving moral turpitude.

Under his employment agreement, “disabled” generally meant that Mr. McGeehan was disabled as certified by a licensed physician selected by us and was unable to perform or complete his duties for a period of 180 consecutive days or 180 days within any 12-month period.

•

Termination by Us Without Cause or Termination by the Executive as a Result of Certain Relocation. If we terminated Mr. McGeehan without cause or he resigns as a result of the relocation of our principal executive offices or the business relocation of Mr. McGeehan (in both cases without us offering Mr. McGeehan a reasonable relocation package), Mr. McGeehan was entitled to severance payments equal to his monthly base salary multiplied by 12 months, payable monthly, and subject to the execution of a general release, complying with his post-termination obligations under the agreement and further adjustment for the equity compensation package granted to him. During this severance period, we were also obligated to maintain any medical and dental plan in which Mr. McGeehan participated until the earlier of the end of the severance period or Mr. McGeehan becoming eligible for coverage by another employer and subject to Mr. McGeehan continuing to bear his share of coverage costs.

•

Change in Control. All of Mr. McGeehan’s unvested restricted shares, unvested RSUs and unvested options, if any, would have vested upon a change in control of Global Indemnity. For details regarding Mr. McGeehan’s unvested RSUs and restricted shares, if any, see the description related to Mr. McGeehan in the “Outstanding Equity Awards at December 31, 2023” table above.

Assuming Mr. McGeehan’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2023, and without taking into account any value assigned to Mr. McGeehan’s covenant not to compete, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
With Cause; Death; Disability; Voluntary Termination(1)	—	—	—	—	—
Without Cause or as a Result of Certain Relocation	500,000	—	—	—	500,000
Change in Control.	—	—	—	—	—

(1)	We would have no further obligation to Mr. McGeehan, except to pay him for all accrued, but unpaid, base salary through the termination date.

Thomas P. Gibbons

Mr. Gibbons is an at-will employee and does not have an employment contract or arrangement.

•

Termination by Global Indemnity or due to Death, Disability, Resignation. If Mr. Gibbons’ employment is terminated for any reason, except a change in control, Mr. Gibbons would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares, RSUs and/or options shall cease.

•

Change in Control. All of Mr. Gibbons’ unvested restricted shares, BVRs, RSUs and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Gibbons’ unvested RSUs and restricted shares, if any, see the description related to Mr. Gibbons in the “Outstanding Equity Awards at December 31, 2023” table.

Assuming Mr. Gibbons’ employment was terminated under any of these circumstances or a change in control occurred on December 31, 2023, such payments and benefits would have had an estimated value of:

			Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
Termination by Global Indemnity; Death; Disability; Resignation(1)	—	—	—	—	—
Change in Control(2)	—	—	330,965	—	330,965

(1)	We would have no further obligation to Mr. Gibbons, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The restricted shares amount represents all unvested RSUs and restricted shares multiplied by the closing price of $32.24 on December 29, 2023.

David C. Elliott

Mr. Elliott is an at-will employee and does not have an employment contract or arrangement.

•

Termination by Global Indemnity or due to Death, Disability, Resignation. If Mr. Elliott’s employment is terminated for any reason, except a change in control, Mr. Elliott would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares, RSUs and/or options shall cease.

•

Change in Control. All of Mr. Elliott’s unvested restricted shares, BVRs, RSUs and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Elliott’s unvested RSUs and restricted shares, if any, see the description related to Mr. Elliott in the “Outstanding Equity Awards at December 31, 2022” table.

Assuming Mr. Elliott’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2023, such payments and benefits would have had an estimated value of:

			Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
Termination by Global Indemnity; Death; Disability; Resignation(1)	—	—	—	—	—
Change in Control(2)	—	—	219,361	—	219,361

(1)	We would have no further obligation to Mr. Elliott, except to pay him for all accrued, but unpaid, base salary through the termination date.

(2)	The restricted shares amount represents all unvested RSUs and restricted shares multiplied by the closing price of $32.24 on December 29, 2023.

Stanley K. Lam

Mr. Lam is an at-will employee and does not have an employment contract or arrangement.

•

Termination by Global Indemnity or due to Death, Disability, Resignation. If Mr. Lam’s employment is terminated for any reason, except a change in control, Mr. Lam would receive all accrued, but unpaid, base salary through the date of termination, and any vesting of restricted shares, RSUs and/or options shall cease.

•

Change in Control. All of Mr. Lam’s unvested restricted shares, BVRs, RSUs and unvested options, if any, become vested upon a change in control of Global Indemnity. For details regarding Mr. Lam’s unvested RSUs and restricted shares, if any, see the description related to Mr. Lam in the “Outstanding Equity Awards at December 31, 2022” table.

Assuming Mr. Lam’s employment was terminated under any of these circumstances or a change in control occurred on December 31, 2023, such payments and benefits would have had an estimated value of:

Value of Accelerated Vesting of Equity Awards($)
	Severance($)	Options($)	Restricted Shares($)	Medical and Dental Benefits($)	Total($)
Termination by Global Indemnity; Death; Disability; Resignation(1)	—	—	—	—	—
Change in Control	—	—	—	—	—

(1)	We would have no further obligation to Mr. Lam, except to pay him for all accrued, but unpaid, base salary through the termination date.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2023 regarding the Company’s equity compensation plans. The only plan pursuant to which the Company may make additional equity grants is the Global Indemnity Group, LLC 2023 Share Incentive Plan, which replaced the Global Indemnity Group, LLC 2018 Share Incentive Plan. The Global Indemnity Group, LLC 2018 Share Incentive Plan replaced the 2016 Share Incentive Plan. The 2016 Share Incentive Plan replaced the Global Indemnity plc 2014 Share Incentive Plan as a result of the redomestication of Global Indemnity from Ireland to the Cayman Islands. The Global Indemnity plc 2014 Share Incentive plan had replaced the Global Indemnity plc 2003 Share Incentive Plan, which had expired per its terms on September 5, 2013. Outstanding grants were not affected by the ending of the Global Indemnity Group, LLC 2018 Share Incentive Plan, the Redomestication, the 2016 redomestication of Global Indemnity from Ireland to the Cayman Islands, or the expiration of the Global Indemnity plc 2003 Share Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	200,000	(2)	$20.77	2,408,912
Equity compensation plans not approved by security holders	—		—	—
Total	200,000	(2)	$20.77	2,408,912

(1)	Does not include securities reflected in the column entitled “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)	Includes 200,000 options to acquire Class A Common Shares granted under the Global Indemnity Group, LLC 2018 Share Incentive Plan, as amended.

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Brown, during 2023.

This pay ratio below is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified the median employee for 2023 by selecting the middle employee calculated by ordering compensation of all employees, excluding Mr. Brown, from the highest to the lowest and selecting the employee at the center. We included all active employees, as of December 31, 2023. As of December 31, 2023, we employed 252 persons in the United States and 17 employees in Ireland. For the United States based employees we used gross compensation as reported on Form W-2 and for Ireland based employees we used total pay plus additional compensation as reported on our 2023 payroll summary (euros were converted to U.S. dollars using the exchange rate as of December 31, 2023), Our median employee’s total compensation in 2023 was $103,114.

For purposes of calculating our CEO pay ratio, Mr. Brown’s annual total compensation for fiscal year 2023 was $3,016,678. Based on the methodology described above, our 2023 ratio of chief executive officer total compensation to our median employee’s total compensation is 29.26:1.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and Non-PEO named executive officers (“Non-PEO NEOs”) and Global Indemnity performance for the fiscal years listed below. The Compensation Actually Paid amounts shown below are prepared in accordance with Item 402(v) of Regulation S-K. The Nom-Comp Committee did not specifically consider the Compensation Actually Paid amounts when determining named executive officer compensation for fiscal years 2021 through 2023. For a discussion of how the Nom-Comp Committee seeks to align pay with performance when making executive compensation decisions, please see the section above titled “Compensation Discussion and Analysis” beginning on page 20.
PAY VERSUS PERFORMANCE TABLE

									Value of Initial Fixed $100 Investment Based on: (d)
Year	Summary Compensation Table Total for PEO (Brown) (a) ($)	Summary Compensation Table Total for PEO (Charlton) (a) ($)	Summary Compensation Table Total for PEO (Valko) (a) ($)	Compensation Actually Paid to PEO (Brown) (a) (b) (c) ($)	Compensation Actually Paid to PEO (Charlton) (a) (b) (c) ($)	Compensation Actually Paid to PEO (Valko) (a) (b) (c) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (a) ($)	Average Compensation Actually Paid to Non-PEO NEOs (a) (b) (c) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($)	Underwriting Income (e) ($M)
2023	3,016,678	—	—	4,037,678	—	—	610,269	576,994	$124	$144	25,429,000	3.022
2022	792,898	1,153,050	—	739,898	1,153,050	—	611,140	560,964	$89	$133	(850,000)	8.324
2021	—	3,455,901	258,506	—	3,455,901	258,506	951,327	649,275	$92	$125	29,354,000	(10.38)

(a)
Our PEOs were as follows: (1) Cynthia Y. Valko and David S. Charlton were our PEOs for 2021; (2) Joseph W. Brown and Mr. Charlton were our PEOs for 2022; and (3) Mr. Brown was our PEO for 2023. Specifically, Ms. Valko was our Chief Executive Officer for part of 2021, until she retired in January 2021. Ms. Valko was succeeded by Mr. Charlton, who was our Chief Executive for the remainder of 2021 and part of 2022. Mr. Charlton departed in October 2022 and was succeeded by Mr. Brown, who served as our Chief Executive Officer for the remainder of 2022.

The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023
Jonathan E. Oltman	Jonathan E. Oltman	Jonathan E. Oltman
Thomas M. McGeehan	Thomas M. McGeehan	Thomas M. McGeehan
Thomas P. Gibbons	Thomas P. Gibbons	Thomas P. Gibbons
Reiner R. Mauer	Reiner R. Mauer	David C. Elliott
	David C. Elliott	Stanley K. Lam

(b)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the named executive officers. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote (c) below.

(c)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals (or, in the case of the Non-PEO NEOs, the average of the totals) from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. Our named executive officers have not been provided with opportunities to participate in defined benefit and actuarial pension plans sponsored by us in any applicable years.

Year	Summary Compensation Table Total for Joseph W. Brown ($)	Exclusion of Stock Awards and Option Awards for Joseph W. Brown ($)	Inclusion of Equity Values for Joseph W. Brown ($)	Compensation Actually Paid to Joseph W. Brown ($)
2023	3,016,678	—	1,021,000	4,037,678
2022	792,898	(596,000)	543,000	739,898

Year	Summary Compensation Table Total for David S. Charlton ($)	Exclusion of Stock Awards and Option Awards for David S. Charlton ($)	Inclusion of Equity Values for David S. Charlton ($)	Compensation Actually Paid to David S. Charlton ($)
2023	—	—	—	—
2022	1,153,050	—	—	1,153,050
2021	3,455,901	—	—	3,455,901

Year	Summary Compensation Table Total for Cynthia Y. Valko ($)	Exclusion of Stock Awards and Option Awards for Cynthia Y. Valko ($)	Inclusion of Equity Values for Cynthia Y. Valko ($)	Compensation Actually Paid to Cynthia Y. Valko ($)
2023	—	—	—	—
2021	258,506	—	—	258,506
2020	1,393,286	(576,000)	—	817,286

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	610,269	—	(33,275)	576,994
2022	611,140	—	(50,176)	560,964
2021	951,327	(243,250)	(58,802)	649,275
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Joseph W. Brown ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Joseph W. Brown ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Joseph W. Brown ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Joseph W. Brown ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for Joseph W. Brown ($)	Total - Inclusion of Equity Values for Joseph W. Brown ($)
2023	543,000	—	—	1,021,000	—	1,564,000
2022	381,000	—	162,000	—	—	543,000

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for David S. Charlton ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for David S. Charlton ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for David S. Charlton ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for David S. Charlton ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for David S. Charlton ($)	Total - Inclusion of Equity Values for David S. Charlton ($)
2023	—	—	—	—	—	—
2022	—	—	—	—	—	—
2021	—	—	—	—	—	—

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Cynthia Y. Valko ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Cynthia Y. Valko ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Cynthia Y. Valko ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Cynthia Y. Valko ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for Cynthia Y. Valko ($)	Total - Inclusion of Equity Values for Cynthia Y. Valko ($)
2021	—	—	—	—	—	—
2020	—	—	—	—	—	—

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in a Prior Year for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Equity Awards Granted in a Prior Year that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	—	37,099	—	49,081	(119,454)	(33,274)
2022	—	(22,878)	—	2,883	(30,181)	(50,176)
2021	—	(-58,343)	—	(459)	—	(58,802)

(d)
The Peer Group TSR, as defined below, set forth in this table utilizes the NASDAQ Insurance Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Global Indemnity and in the NASDAQ Insurance Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(e)
We determined underwriting income to be the most important financial performance measure used to link Global Indemnity performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs for our fiscal year ended December 31, 2023. Underwriting income equals earned premiums less losses, loss adjustment expenses, commission expenses and other underwriting expenses. Underwriting income may not be the most important financial performance measure for each fiscal year and we may determine a different financial performance measure to be the most important financial performance measure in future years.

RELATIONSHIPS BETWEEN CERTAIN DATA IN THE PAY VERSUS PERFORMANCE TABLE
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Global Indemnity and Peer Total Shareholder Return (“TSR)”
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and Global Indemnity’s and the NASDAQ Insurance Index’s cumulative TSR over the three most recently completed fiscal years.

Relationship Between PEO and Non-PEONEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company- Selected Measure
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and underwriting income during the three most recently completed fiscal years.

TABULAR LIST OF MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES
Global Indemnity used three key financial performance measures set forth below to link compensation actually paid to our named executive officers for fiscal 2023 to Global Indemnity performance.

Most Important Measures for Determining PEO and Non-PEO NEO Pay
Underwriting Income
Gross Written Premiums
Combined Ratio

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

Other than as noted, no member of the Nomination, Compensation & Governance Committee during 2023 was an employee or an officer of Global Indemnity or its subsidiaries at any time during 2023 nor has any such person formerly been an officer of the Company. No executive officer of Global Indemnity served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of our Board or our Nom-Comp Committee during 2023. Mr. Tolman served on the Nomination, Compensation & Governance Committee in November and December of 2022. Mr. Tolman was the former chief executive officer and co-founder of Noblr., Inc. Mr. Brown was the non-executive chairman of Noblr, Inc. Noblr, Inc. was sold to USAA in October of 2021 and Mr. Brown ceased to be the non-executive chairman or director at that time. Mr. Tolman left Noblr, Inc. in March of 2022.

Principal Shareholders and Security Ownership of Management

The table on the following page sets forth certain information concerning the beneficial ownership of our Class A and Class B Common Shares as of April 15, 2024, including the percentage of our total voting power such shares represent on an actual basis, by:

•	each of our named executive officers;

•	each of our current directors and director nominees;

•	each holder known to us to hold beneficially more than 5% of any class of our shares; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purposes.

As of April 15, 2024, the following share capital of Global Indemnity Group, LLC was issued and outstanding:

•	9,810,763 Class A Common Shares; and

•	3,793,612 Class B Common Shares, each of which is convertible at any time at the option of the holder into one Class A Common Share.

Based on the foregoing, and assuming each Class B Common Share is converted into one Class A Common Share in accordance with the LLCA, as of April 15, 2024, there would have been [ ] Class A Common Shares issued and outstanding. Except as otherwise set forth in the footnotes to the following table, each beneficial owner has the sole power to vote and dispose of all shares held by that beneficial owner.

Principal Shareholders and Security Ownership of Management(1)

	Class A Common Shares		Class B Common Shares		Total Voting Power (2)	% As- Converted Ownership (3)
Name and address of Beneficial Owner**	Shares	%	Shares	%	%	%
Saul A. Fox (4)	5,851,022	43.0	3,793,612	100	7.9	43.0
Fox Paine & Company, LLC and affiliated investment funds (5)	3,620,673	26.6	3,620,673	95.4	75.8	26.6
Richmond Hill Investments, LLC (6)	1,400,038	14.3	—	—	2.9	10.3
Hotchkis & Wiley Capital Management (7)	1,012,663	10.5	—	—	2.1	7.4
Richmond Hill Investment Co., LP (8)	997,188	10.2	—	—	2.1	7.3
W.R. Berkley Corporation (9)	919,661	9.4	—	—	1.9	6.8
Joseph W. Brown (10)	547,404	5.6	—	—	*	4.0
Seth J. Gersch (11)	221,209	2.3	—	—	*	1.6
Gary C. Tolman	175,543	1.8	—	—	*	1.3
Jason B. Hurwitz (12)	130,189	1.3	—	—	*	1.0
David C. Elliott (13)	76,909	*	—	—	*	*
Stanley Lam (13)	66,354	*	—	—	*	*
Thomas M. McGeehan	60,759	*	—	—	*	*
Fred R. Donner	29,765	*	—	—	*	*
Thomas Gibbons (14)	19,894	*	—	—	*	*
Fred E. Karlinsky	3,218	*	—	—	*	*
All directors and executive officers as a group (consists of 11 persons)	7,182,266	52.8	3,793,612	100	86.7	52.8

*	The percentage of shares beneficially owned does not exceed 1%.

**	Unless otherwise indicated, the address for each beneficial owner is c/o Global Indemnity Group, LLC, 112 S. French St., Suite 105, Wilmington, DE 19801.

(1)

The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of April 15, 2024. In particular, Class A Common Shares that may be acquired by a particular beneficial owner upon the conversion of Class B Common Shares are deemed to be outstanding for the purpose of computing the percentage of the Class A Common Shares owned by such beneficial owner, but are not deemed to be outstanding for the purpose of computing the percentage of the Class A Common Shares owned by any other beneficial owner.

(2)

The percentages in this column represent the percentage of the total outstanding voting power of Global Indemnity Group, LLC that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each Class B Common Share has ten votes, and the denominator is the total number of votes to which all outstanding shares of Global Indemnity Group, LLC are entitled, again taking into account that each Class B Common Share has ten votes.

(3)

The percentages in this column represent the percentage of the total outstanding share capital of Global Indemnity Group, LLC that a particular beneficial owner holds on an as-converted basis, assuming that each Class B Common Share is converted into one Class A Common Share. As of April 15, 2024 there were 13,604,375 Class A Common Shares outstanding on an as-converted basis. The numerator used in this calculation is the total number of Class A Common Shares each beneficial owner holds on an as-converted basis and the denominator is the total number of Class A Common Shares on an as-converted basis.

(4)

979,050 of the Class A Common Shares listed and 172,939 of the Class B Common Shares listed are held by Fox Mercury Investments LP (collectively with certain of its affiliates, the “FM Entities”). Mercury Assets Delaware LLC and a subsidiary of Fox Paine Global, Inc. are the limited partners of Fox Mercury Investments, L.P. and a subsidiary of Fox Paine Global, Inc. is the general partner of Fox Mercury Investments, L.P. 1,078,360 of the Class A Common Shares listed are held by Mercury Assets Delaware, LLC. Fox Paine & Company LLC is owned by Fox Paine Global, Inc. Mr. Fox is the founder and Chief Executive of Fox Paine & Company, LLC. The sole shareholder of Fox Paine Global Inc. is Benjerome Trust. The sole member of Mercury Assets Delaware LLC is the Benjerome Trust. Mr. Fox is the sole trustee of the Benjerome Trust. Fox Mercury Investments, L.P. is a less than 10% shareholder of Fox Paine International GP, Ltd and does not control Fox Paine International GP, Ltd. The address for Fox Mercury Investments, L.P. is 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands. The address for Mr. Fox and the other entities is c/o Fox Paine & Company, LLC, 1111 Lincoln Road, Suite 605, Miami Beach, FL 33139.

(5)

The security holder is Fox Paine Capital Fund II International, L.P (the “Fox Paine Fund”). The sole general partner of the Fox Paine Fund is FP International LPH, L.P. The sole general partner of FP International LPH, L.P. is Fox Paine International GP, Ltd. (“GPLTD”). As a result, each of FP International LPH, L.P., and GPLTD may be deemed to control the Fox Paine Fund. As the sole general partner of FP International LPH, L.P., GPLTD may be deemed to control FP International LPH, L.P. In addition, pursuant to a management agreement with FP International LPH, L.P. and the Fox Paine Fund, Fox Paine & Company, LLC may be deemed to be the indirect beneficial owner of such securities by virtue of its dispositive power over securities held by the Fox Paine Fund, but does not have voting power over securities held by the Fox Paine Fund (which voting power is retained by FP International LPH, L.P., the general partner of the Fox Paine Fund, and exercised by GPLTD, the general partner of FP International LPH, L.P.). Fox Mercury Investments, L.P. is a less than 10% shareholder of GPLTD and does not control GPLTD. GPLTD, as the general partner of FP International LPH, L.P., may terminate that management agreement at any time in its sole discretion. The address for the Fox Paine Fund is One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands.

(6)

Based on information provided pursuant to a Schedule 13G/A filed on January 10, 2018 with the Securities and Exchange Commission, which reported that Richmond Hill Investments, LLC, (“Richmond Hill”), an investment advisor, has shared dispositive power and shared power to direct the vote of 1,400,038 Class A Common Shares with Essex Equity Joint Investment Vehicle, LLC (“Essex”) and John Liu, as the principal of Essex. Essex, the security holder of the securities identified herein, acts and holds such securities directly. The address for Mr. Liu, Essex and Richmond Hill is 375 Hudson Street, 12th Floor, New York, NY 10014.

(7)

Based on information provided pursuant to a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, which reported that Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), an investment advisor, has sole dispositive power as to 1,012,663 Class A Common Shares, has the power to direct the vote of 866,619 Class A Common Shares and has no shared dispositive or voting power over the remaining Class A Common Shares. The address for Hotchkis is 601 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(8)

Based on information provided pursuant to a Schedule 13G/A filed on February 14, 2019 with the Securities and Exchange Commission, which reported that Richmond Hill Investment Co., LP, (“Richmond Hill Investment”), an investment advisor, has shared dispositive power and shared power to direct the vote of 997,188 Class A Common Shares with Richmond Hill Capital Management, LLC (“Richmond Hill Capital”)

and Ryan P. Taylor, the principal of Richmond Hill Capital. Richmond Hill Capital, the security holder of the securities identified herein, acts and holds such securities directly. The address for Mr. Taylor, Richmond Hill Investment and Richmond Hill Capital is 375 Hudson Street, 12th Floor, New York, NY 10014.

(9)

Based on information provided pursuant to a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2023, which reported that W.R. Berkley Corporation (“W.R. Berkley”), a corporation, has shared dispositive and voting power as to 919,661 Class A Common Shares and has no sole dispositive or voting power over the remaining Class A Common Shares. W.R. Berkley shares the dispositive power and the power to vote with Berkley Insurance Company, an insurance company. The address for both W.R. Berkley and Berkley Insurance Company is 475 Steamboat Road, Greenwich, CT 06830.

(10)	Includes 400,000 Class A Common Shares issuable upon exercise of options that are currently exercisable or could become exercisable within 60 days.

(11)	Mr. Gersch is a less than 10% shareholder of Fox Paine International GP, Ltd. and does not control Fox Paine International GP, Ltd.

(12)	Mr. Hurwitz is a less than 10% shareholder of Fox Paine International GP, Ltd. and does not control Fox Paine International GP, Ltd.

(13)

Includes Class A Common Shares subject to restricted share units and 50,000 Class A Common Shares issuable upon exercise of options that are currently exercisable or could become exercisable within 60 days.

(14)	Includes Class A Common Shares subject to restricted share units.

Related Party Transactions

The Conflicts Committee of our Board is responsible for investigating, reviewing, evaluating and taking action upon any actual or potential related party transactions and, as appropriate, making recommendations with respect to related party transactions to our Board for its formal approval. In addition, the Conflicts Committee is responsible for carrying out and fulfilling the duties and responsibilities of the Conflicts Committee set forth in Section 5.17 of the LLCA in connection with any related party transactions. If a member of the Conflicts Committee or our Board is a party to the transaction, he or she will not vote on the approval of the transaction.

Generally, the Conflicts Committee reviews all transactions, activities, arrangements, circumstances or other matters between or among one or more related parties, on the one hand, and Global Indemnity, on the other hand, including those transactions that are required to be disclosed in our proxy statement or in the notes to our audited financial statements. A “related party” includes any executive officer, director, nominee for director or beneficial holder of more than 5% of our Outstanding Voting Shares, any immediate family member of those persons and any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer.

The Conflicts Committee has the power and authority, in its sole discretion, to retain or obtain the advice of any financial advisors, consultants, legal counsels, or other advisors in connection with conducting investigations into or studies of related party transactions. In addition, the Conflicts Committee may ask members of management or others to attend its meetings and to provide pertinent information as necessary. Following each of its meetings, the Conflicts Committee will, as appropriate, deliver a report on the meeting to the Board, including a description of all matters approved by the Conflicts Committee at the meeting.

Second Amended and Restated Limited Liability Company Agreement

As of April 15, 2024, the Fox Paine Entities beneficially own shares representing approximately 84% of the voting power of Global Indemnity. As such, the Fox Paine Entities currently constitute a Class B Majority Shareholder (as defined in the LLCA) and, in connection therewith, are entitled pursuant to Section 5.3 of the

LLCA, but are not obligated, to appoint a number of the Company’s directors equal in the aggregate to their pro rata percentage of the voting power in the Company, rounded up to the nearest whole number of directors, which number, as of April 15, 2024, is seven (7) of the Company’s eight (8) directors. In addition, given the percentage of the voting power in the Company beneficially held by the Fox Paine Entities, the Fox Paine Entities are able to control the election of all of the Company’s remaining directors. The Company’s Chairman of the Board is the chief executive and founder of Fox Paine & Company, LLC.

Management Agreement

Pursuant to the Third Amended and Restated Management Agreement, (“Management Agreement”) dated August 28, 2020, between the Company and Fox Paine & Company, LLC, the Company agrees to pay, or to cause one of its affiliates to pay, an annual service fee (“Annual Service Fee”) as compensation for Fox Paine & Company, LLC’s ongoing provision of certain financial and strategic consulting, advisory and other services to the Company and its affiliates, and to reimburse all direct and indirect expenses paid or incurred in connection with such services upon request, excluding expenses for travel, lodging, meals and other items relating to attendance at regularly scheduled meetings of the Board. For the twelve-month period beginning on September 5, 2022 and ending September 4, 2023, the Annual Service Fee was equal to $3.04 million, which amount will be adjusted on an ongoing basis in each subsequent twelve-month period to reflect the aggregate increase in the Consumer Price Index for All Urban Consumers as determined by the U.S. Bureau of Labor Statistics. Should the Company and Fox Paine & Company, LLC agree that the Annual Service Fee will be deferred, the Annual Service Fee will become subject to an annual adjustment equal to the percentage rate of return the Company earns on its investment portfolio multiplied by the aggregate Annual Service Fees and adjustment amounts accumulated and unpaid through such date.

In addition, upon the consummation of a “change in control” transaction in connection with the termination of management services, the Company will pay Fox Paine & Company, LLC a cash fee in an amount to be agreed upon, plus reimbursement of expenses. Fox Paine & Company, LLC will also receive a cash transaction fee in an amount to be agreed upon, plus reimbursement of expenses, upon the consummation of a “change in control” transaction.

In addition, the Company has agreed to indemnify Fox Paine & Company, LLC and other indemnified parties against various liabilities that may arise as a result of the management services and advisory services they have provided or will provide.

Other Fees to Fox Paine & Company, LLC

In addition to the Annual Service Fee under the Management Agreement, as previously disclosed, Fox Paine & Company, LLC may also propose and negotiate transaction fees with the Company subject to the provisions of the Company’s related party transaction policies, including approval of the Company’s Audit Committee or Conflicts Committee of the Board, for those services from time to time. Each of the Company’s transactions with Fox Paine & Company, LLC described below were reviewed and approved by either the Company’s Audit Committee or Conflicts Committee of the Board, which are composed of independent directors, and the Board (other than Mr. Fox, who is not a member of either the Audit Committee or the Conflicts Committee and recused himself from the Board’s deliberations).

Confidentiality Agreement

On September 17, 2017, the Company and Fox Paine & Company, LLC entered into a confidentiality agreement whereby Fox Paine & Company, LLC agrees to keep confidential proprietary information, as defined in the confidentiality agreement, it receives regarding the Company from time to time, including proprietary information it may receive from director or director nominees appointed by the Fox Paine Entities.

Series A Cumulative Fixed Rate Preferred Interests

On August 27, 2020, the Company issued and sold to Wyncote LLC, an affiliate of Fox Paine & Company, LLC, (“Wyncote”) 4,000 Series A Cumulative Fixed Rate Preferred Interests (the “Series A Preferred Interests”) at a price of $1,000 per Series A Preferred Interest, for an aggregate purchase price of $4,000,000. Following the effective time of the Redomestication, all of the issued and outstanding Series A Preferred Interests sold to Wyncote were reclassified and remain outstanding as Series A Cumulative Fixed Rate Preferred Shares (the “Series A Preferred Shares”), otherwise unaffected by the Redomestication and subject to the terms of the LLCA and that certain Share Designation that sets forth the designation, rights, preferences, powers, duties, restrictions, limitations and obligations of the Series A Preferred Shares, including the 11% per annum targeted priority return. While the Series A Preferred Shares are non-voting, the holders of Series A Preferred Shares are entitled to appoint two additional members to the Company’s Board whenever the “Unpaid Targeted Priority Return” (as defined in the applicable Share Designation) with respect to the Series A Preferred Shares exceeds zero immediately following six or more “Distribution Dates” (as defined in the applicable Share Designation), whether or not such Distribution Dates occur consecutively. As of March 31, 2024, the Company has paid $1,563,240 in cash distributions per the terms of the Series A Preferred Shares.

Certain Other Relationships and Related Transactions

In 2023, the Company incurred $18,769 for legal services rendered by Greenberg Traurig, LLP. Fred E. Karlinsky, a shareholder of Greenberg Traurig, LLP, is a member of our Board of Directors.

Audit Committee Report

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2023.

The Audit Committee operates under a charter adopted by our Board. A copy of our Audit Committee Charter is available on our website at www.gbli.com. In performing all of its functions, the Audit Committee acts in an oversight capacity. The Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditor who, in their report, express an opinion on the conformity of our financial statements to United States generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2023.

The Audit Committee discussed with EY, our independent auditor, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee received written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

The Audit Committee

Seth J. Gersch, Chairman; Fred R. Donner; Jason B. Hurwitz, and Gary C. Tolman

Shareholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of shareholders. To be eligible for inclusion in the 2024 proxy statement, your proposal must be delivered to or be mailed and received by us at Global Indemnity Group, LLC, c/o Corporate Secretary, 112 S. Front St., Suite 105, Wilmington, DE 19801, no later than December 31, 2024, and must otherwise comply with Rule 14a-8. While our Board will consider shareholder proposals, we reserve the right to omit from the proxy statement shareholder proposals that we are not required to include under the Exchange Act, including under Rule 14a-8.

In order to bring any other proposal before the shareholders at the 2024 annual meeting of shareholders that will not be included in our proxy statement, you must satisfy the ownership requirements set forth in the LLCA and notify us of such proposal in writing, which notice must be delivered to or be mailed and received by us at Global Indemnity Group, LLC, c/o Corporate Secretary, 112 S. Front St., Suite 105, Wilmington, DE 19801, no earlier than January 15, 2025 and no later than February 14, 2025, unless our 2025 annual meeting of shareholders is not within twenty-five (25) days before or after the anniversary of our 2024 annual meeting of shareholders, in which case the notice must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the 2025 annual meeting was made, whichever occurs first. For proposals not made in accordance with Rule 14a-8, you must comply with the specific procedures and requirements set forth in the LLCA and the proposal must contain the specific information required by the LLCA. You may write to our Corporate Secretary at 112 S. Front St., Suite 105, Wilmington, DE 19801 to deliver the notices discussed above and to request a copy of the relevant LLCA provisions regarding the requirements for making shareholder proposals candidates pursuant to the LLCA.

Under the LLCA, special meetings of shareholders, for any purpose or purposes, shall be called by any officer at the request of shareholders holding at least two-thirds of the Outstanding Voting Shares, taken together as a single class. Such request must be delivered to or be mailed and received by us at Global Indemnity Group, LLC, c/o Corporate Secretary, 112 S. Front St., Suite 105, Wilmington, DE 19801, and shall state the purpose or purposes of the proposed meeting. At a special meeting of shareholders, only such business will be conducted as is specified in the notice of meeting (or any supplement thereto authorized by the Board). Upon our receipt of a request to call a special meeting of shareholders, the Board will determine the record date for such meeting and the date on which such meeting will be held, which meeting date will be held as promptly as practicable after the date of receipt of such request, taking into account the requirement to prepare and deliver to the shareholders any proxy materials and other information required in connection with such meeting.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of the reports that we have received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made by the reporting persons for 2023 were made on a timely basis.

Other Matters

Our management knows of no matters to be presented at the Annual Meeting or any adjournments or postponements thereof other than those set forth above and customary procedural matters. If any other matters should properly come before the meeting, however, the enclosed proxy confers discretionary authority with respect to these matters and the persons voting the shares subject to such proxies will vote on such matters in accordance with their discretion.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you send a written request to our Secretary, Global Indemnity Group, LLC, 112 S. Front St., Suite 105, Wilmington, DE 19801 or request copies by calling (302) 691-6276. If you want to receive separate copies of our Proxy Statement, Annual Report and 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee.

* * *

Upon request, we will furnish to record and beneficial owners of our Class A and Class B Common Shares, free of charge, a copy of our Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for the fiscal year ended December 31, 2023. Copies of the exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to our Secretary, Global Indemnity Group, LLC, 112 S. Front St., Suite 105, Wilmington, DE 19801 or e-mailed to info@gbli.com. These items are also available at our website: www.gbli.com.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals - The Board of Directors recommends you vote FOR Proposals 1 and 2. 1. Election of Directors: + For Against Abstain For Against Abstain 2. To ratify the appointment of Global Indemnity Group, LLC’s 01 - Seth J. Gersch independent auditors. B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1UPX + 03Z0YB

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2023 Annual Report on Form 10-K for the fiscal year ended December 31, 2023, Notice of Annual Meeting and Proxy Statement are available on or about April 30, 2024, at https://www.envisionreports.com/GBLI. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q GLOBAL INDEMNITY GROUP, LLC + 2024 Annual Meeting of Shareholders June 12, 2024, 12:00 PM (Eastern) This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Stephen W. Ries, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the Class A and Class B Common Shares of GLOBAL INDEMNITY GROUP, LLC that the shareholder(s) is/are entitled to vote at the 2024 Annual Meeting of shareholder(s) to be held at 12:00 PM (Eastern) on June 12, 2024, virtually via a live webcast, and any adjournment or postponement thereof. The undersigned hereby further authorize(s) such proxy to vote, to the extent permitted by the rules and regulations of the Securities and Exchange Commission, in his discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof, including adjournment and postponement of the Annual Meeting and any other matters incident to the conduct of the Annual Meeting. Any prior proxy is hereby revoked by the undersigned. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation on all matters set forth in the Proxy Statement and in the discretion of the proxies upon such other matters as may properly come before the 2024 Annual Meeting of Shareholders and any adjournment or postponement thereof. Continued on reverse side. C Non-Voting Items Change of Address - Please print new address below.